As filed with the Securities and Exchange Commission
                on October 20, 2006 Registration No. 333-_______
 ==============================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              TOMBSTONE CARDS, INC.
                 (Name of small business issuer in its charter)

       COLORADO                          2759                   51-0541963
       --------                          ----                   ----------
(State or jurisdiction of      (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

       5380 Highlands Drive, Longmont, Colorado 80503 Phone (303) 684-6644
          (Address and telephone number of principal executive offices)

                                   Neil A. Cox
       5380 Highlands Drive, Longmont, Colorado 80503 Phone (303) 684-6644
           (Name, address and telephone number of agent for service)

                        COPIES OF ALL COMMUNICATIONS TO:
                       Michael A. Littman, Attorney at Law
   7609 Ralston Road, Arvada, CO, 80002 phone 303-422-8127 / fax 303-431-1567

Approximate date of commencement of proposed sale to the public: As soon as possible after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                      CALCULATION OF REGISTRATION FEE
---------------------------- ------------------ ------------------------- --------------------------- ----------------
  Title of Each Class of       Amount To Be         Proposed Maximum           Proposed Maximum          Amount of
Securities To Be Registered    Registered(1)    Offering Price Per Unit    Aggregate Offering Price    Registration
                                                                                                            Fee
---------------------------- ------------------ ------------------------- --------------------------- ----------------
---------------------------- ------------------ ------------------------- --------------------------- ----------------
Common   Stock  by  Selling          3,230,000                     $0.55                  $1,776,500          $190.09
Shareholders
---------------------------- ------------------ ------------------------- --------------------------- ----------------
Common  Shares   Underlying            600,000                     $0.55                  $  330,000          $ 35.31
Warrants to Consultants
---------------------------- ------------------ ------------------------- --------------------------- ----------------
Common  Shares   Underlying             60,000                     $0.60                  $   36,000          $  3.85
Common    Stock    Purchase
Warrants to Placement Agent
---------------------------- ------------------ ------------------------- --------------------------- ----------------
Common  Shares   Underlying          1,790,000                     $2.00                  $3,580,000          $383.06
"A" Warrants
---------------------------- ------------------ ------------------------- --------------------------- ----------------
Common  Shares   Underlying          1,790,000                     $5.00                  $8,950,000          $957.65
"B" Warrants
---------------------------- ------------------ ------------------------- --------------------------- ----------------
Common  Shares   Underlying            150,000                     $0.55                  $   82,500          $  8.83
Employee/Consultant Options
---------------------------- ------------------ ------------------------- --------------------------- ----------------

     (1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              SUBJECT TO COMPLETION

                                   PROSPECTUS
                              TOMBSTONE CARDS, INC.
                     3,230,000 COMMON SHARES OF COMMON STOCK
                 1,790,000 COMMON SHARES UNDERLYING "A" WARRANTS
                 1,790,000 COMMON SHARES UNDERLYING "B" WARRANTS
            60,000 COMMON SHARES UNDERLYING PLACEMENT AGENT WARRANTS
              600,000 COMMON SHARES UNDERLYING CONSULTANT WARRANTS
                    150,000 EMPLOYEE/CONSULTANT OPTION SHARES

We are offering 3,230,000 Shares of Common Stock of selling Shareholders, 1,790,000 common Shares underlying "A" Warrants at $2.00 per Share, 1,790,000 common Shares underlying "B" Warrants at $5.00 per Share, 600,000 common Shares underlying Consultant Warrants at $0.55 per Share, 60,000 common Shares underlying Placement Agent Warrants at $0.60 per Share and 150,000 Employee/Consultant Option Shares at $0.55 per Share (the "Offering") of our Company, Tombstone Cards, Inc. ("Tombstone") a Colorado corporation, at a price of $5.00 per Share for a total amount of $12,530,000.

This offering involves a high degree of risk; see "RISK FACTORS" BEGINNING ON PAGE 5 to read about factors you should consider before buying Shares of the Common Stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE OR PROVINCIAL SECURITIES
COMMISSION, NOR HAS THE SEC OR ANY STATE OR PROVINCIAL SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We intend to have an application filed on the company's behalf by a market maker for approval of Common Stock for quotation on the Over-the Counter/Bulletin Board quotation system, subject to effectiveness of the Registration Statement. It has not yet been filed, nor is there any selected broker/dealer as yet. Our Common Stock is presently not listed on any national securities exchange or the NASDAQ Stock Market or any other venue.

We are conducting this offering as a "self-underwriting" through our officers and directors, and therefore, we will pay no underwriting fees or commissions

     1. We are not using an underwriter for this offering of Shares or Shares underlying Warrants.

     2. We have no arrangement to place the proceeds from this offering in an escrow, trust or similar account. Any funds raised from exercise of Warrants pursuant to this offering will be immediately available to us for its use and retained by Tombstone regardless of whether or not there are any additional sales under this offering.

This offering will be on a delayed or continuous basis for sales of selling Shareholders Shares and for exercise of Warrants for the period of the Warrants until expiry or call and exercise.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the date that the registration statement relating to these securities, which has been filed with the Securities and Exchange Commission, becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                The date of this Prospectus is October 20, 2006.


TABLE OF CONTENTS

=========================================================================================== ==============
Item in Form SB-2 Prospectus Caption                                                          Page No.
------------------------------------------------------------------------------------------- --------------
Front of Registration Statement and Outside Front Cover Page of Prospectus                       1
Prospectus Cover Page                                                                            3
Prospectus Summary and Risk Factors                                                              5
Use of Proceeds                                                                                  12
Determination of Offering Price                                                                  13
Dilution                                                                                         14
Selling Security Holders                                                                         16
Plan of Distribution                                                                             17
Legal Proceedings                                                                                17
Directors, Executive Officers, Promoters and Control Persons                                     17
Security Ownership of Certain Beneficial Owners and Management                                   18
Description of Securities                                                                        19
Interest of Named Experts and Counsel                                                            20
Disclosure of Commission Position on Indemnification for Securities Act Liabilities              20
Organization within Last Five Years                                                              21
Description of Business                                                                          21
Plan of Operation                                                                                37
Description of Property                                                                          38
Certain Relationships and Related Transactions                                                   38
Market for Common Equity and Related Stockholder Matters                                         39
Executive Compensation                                                                           40
Financial Statements                                                                             40
Changes In and Disagreements With Accountants on Accounting and Financial Disclosure             40
------------------------------------------------------------------------------------------- --------------

Securities offered through this prospectus will not be sold through dealers, but will be sold on a direct participation basis only.

PROSPECTUS SUMMARY AND RISK FACTORS

THE COMPANY

Tombstone Cards, Inc. ("We", "Us", "Our") was organized under the laws of the State of Colorado on April 29, 2005 in order to support the development of an organization that would create the processes and tools necessary to build, edit, and sell customized, professional-quality playing cards via the Internet.

Our executive offices are located at 5380 Highlands Drive, Longmont, Colorado 80503; the telephone number is (303) 684-6644; and the facsimile number is (303) 684-0673.


SUMMARY OF FINANCIAL INFORMATION

  --------------------------------- --------------------------------------------
                                                            As at June 30, 2006
  --------------------------------- --------------------------------------------
  Current Assets                                                       $202,678
  --------------------------------- --------------------------------------------
  Current Liabilities                                                   $13,079
  --------------------------------- --------------------------------------------
  Shareholders' Equity                                                 $189,599

  --------------------------------- --------------------------------------------
                                            From April 29, 2005 to June 30, 2006
  --------------------------------- --------------------------------------------
  Revenues                                                                   $0
  --------------------------------- --------------------------------------------
  Net Loss                                                             ($28,705)
  --------------------------------- --------------------------------------------

We have begun initial minimal operations and are currently without revenue. Our company has no employees at the present time. As at June 30, 2006, accumulated deficit for the company was ($46,957). We anticipate that our company will operate in a deficit position and continue to sustain net losses for the foreseeable future.

THE OFFERING

We are offering 3,230,000 Shares of Common Stock of selling Shareholders, 1,790,000 common Shares underlying "A" Warrants at $2.00 per Share, 1,790,000 common Shares underlying "B" Warrants at $5.00 per Share, 600,000 common Shares underlying Consultant Warrants at $0.55 per Share, 60,000 common Shares underlying Placement Agent Warrants at $0.60 per Share and 150,000 Employee/Consultant Option Shares at $0.55 per Share (the "Offering") of our Company, Tombstone Cards, Inc. ("Tombstone") a Colorado corporation, at a price of $5.00 per Share for a total amount of $12,530,000.


 ====================================================================== ======================
 Common Shares Outstanding Before This Offering                                     3,230,000
 ---------------------------------------------------------------------- ----------------------
 Maximum Common  Shares Being Offered by Selling Shareholders                       3,230,000
 ---------------------------------------------------------------------- ----------------------
 Maximum Shares Underlying "A" Warrants Being Offered                               1,790,000
 ---------------------------------------------------------------------- ----------------------
 Maximum Shares Underlying "B" Warrants Being Offered                               1,790,000
 ---------------------------------------------------------------------- ----------------------
 Maximum Shares Underlying Placement Agent Warrants @ $0.60                            60,000
 ---------------------------------------------------------------------- ----------------------
 Maximum Shares Underlying Consultant/Employee Warrants @ $0.55                       750,000
 ---------------------------------------------------------------------- ----------------------
 Maximum Common Shares Outstanding After This Offering (1)                          7,620,000
 ---------------------------------------------------------------------- ----------------------
 Maximum  Shares  Outstanding  if "A" Warrants  are  Exercised in this              5,830,000
 Offering
 ---------------------------------------------------------------------- ----------------------
 Maximum  Shares  Outstanding  if "B" Warrants  are  Exercised in this              7,620,000
 Offering
 ====================================================================== ======================

(1) Assuming exercise of all 810,000 Share purchase Warrants

We are authorized to issue 100,000,000 Shares of Common Stock. Our current Shareholders, officers and directors collectively own 3,230,000 Shares of restricted Common Stock. These Shares were issued at a price of $.01 per Share for 1,650,000 Shares and $0.50 per Share for 1,730,000 Shares.

There is currently no public market for our Common Stock, as it is presently not traded on any market or securities exchange.

COMPANY RISK FACTORS

Our securities, as offered hereby, are highly speculative and should be purchased only by persons who can afford to lose their entire investment in our company. Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this prospectus, before purchasing any of the Shares of our Common Stock.

WE MAY HAVE A SHORTAGE OF WORKING CAPITAL IN THE FUTURE WHICH COULD JEOPARDIZE OUR ABILITY TO CARRY OUT OUR BUSINESS PLAN.

Our capital needs consist primarily of rent, insurance, utilities, marketing expenses, wages, taxes, etc. and could exceed $1,000,000 in the next twelve months. Such funds are not currently committed and we have cash as of the date of this Registration Statement of approximately $725,000.

OUR OFFICERS AND DIRECTORS MAY HAVE CONFLICTS OF INTEREST WHICH MAY NOT BE RESOLVED FAVORABLY TO COMPANY.

Certain conflicts of interest may exist between us and our officers and directors. Our Officers and Directors have other business interests to which they devote their attention, and may be expected to continue to do so although management time should be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through exercise of such judgment as is consistent with fiduciary duties to our Company.
See "Management," and "Conflicts of Interest."

WE WILL NEED ADDITIONAL FINANCING FOR WHICH WE HAVE NO COMMITMENTS, AND THIS MAY JEOPARDIZE EXECUTION OF OUR BUSINESS PLAN.

We have limited funds, and such funds may not be adequate to carryout the business plan. Our ultimate success depends upon its ability to raise additional capital. We have not investigated the availability, source, or terms that might govern the acquisition of additional capital and will not do so until it determines a need for additional financing. If we need additional capital, we have no assurance that funds will be available from any source or, if available, that they can be obtained on terms acceptable to us. If not available, our operations will be limited to those that can be financed with its modest capital.

THE REGULATION OF PENNY STOCKS BY SEC AND NASD WILL HAVE A CHILLING EFFECT ON THE TRADABILITY OF OUR SHARES.

Our securities do not trade in any market and, if ever available for trading, will be subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase "accredited investors" means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers in this offering to sell their securities in any market that might develop therefore.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. Because the securities of our Company may constitute "penny stocks" within the meaning of the rules, the rules would apply to us and to our securities. The rules may further affect the ability of owners of Shares to sell our securities in any market that might develop for them.

Shareholders should be aware that, according to Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

WE HAVE A MINIMAL OPERATING HISTORY, SO INVESTORS HAVE NO WAY TO GAUGE OUR LONG TERM PERFORMANCE.

We were formed on April 29, 2005 in order to support the development of an organization that would be fully able to capitalize on a specific set of products. This development involves creation of the processes and tools necessary to build, edit, and sell customized, professional-quality playing cards via the Internet. As evidenced by the financial reports we have had no revenue. It must be regarded as a new or development venture with all of the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject. The venture must be considered highly speculative.

WE CAN MAKE NO ASSURANCE OF SUCCESS OR PROFITABILITY IN THE FUTURE.

There is no assurance that we will ever operate profitably. There is no assurance that we will generate revenues or profits in the future, or that the market price of our Common Stock will be increased thereby.

OUR COMPANY IS NOT DIVERSIFIED AND WE WILL BE DEPENDENT ON ONLY ONE BUSINESS.

Because of the limited financial resources that we have, it is unlikely that we will be able to diversify our operations. Our probable inability to diversify its activities into more that one area will subject us to economic fluctuations within a particular business or industry and therefore increase the risks associated with our operations.

WE WILL DEPEND UPON MANAGEMENT BUT WE WILL HAVE LIMITED PARTICIPATION OF MANAGEMENT

We currently have three individuals who are serving as its officers and directors on a part time basis. We will be heavily dependent upon their skills, talents, and abilities, as well as several consultants to us, to implement its business plan, and may, from time to time, find that the inability of the officers, directors and consultants to devote their full time attention to our business results in a delay in progress toward implementing its business plan. Once we receive the proceeds from this offering, the officers and several consultants will be employed on a full-time basis. See "Management." Because investors will not be able to manage our Company, they should critically assess the information concerning our officers and directors.

WE HAVE AGREED TO INDEMNIFICATION OF OFFICERS AND DIRECTORS AS IS PROVIDED BY COLORADO STATUTE.

Colorado Revised Statutes provide for the indemnification of its directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities our behalf. We will also bear the expenses of such litigation for any of its directors, officers, employees, or agents, upon such person's promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us that we will be unable to recoup.

OUR DIRECTOR'S LIABILITY TO OUR COMPANY AND SHAREHOLDERS IS LIMITED

Colorado Revised Statutes exclude personal liability of its directors to our Company and our stockholders for monetary damages for breach of fiduciary duty except in certain specified circumstances. Accordingly, we will have a much more limited right of action against its directors that otherwise would be the case. This provision does not affect the liability of any director under federal or applicable state securities laws.

WE MAY DEPEND UPON OUTSIDE ADVISORS, WHO MAY NOT BE AVAILABLE ON REASONABLE TERMS AND AS NEEDED.

To supplement the business experience of its officers and directors, we may be required to employ accountants, technical experts, appraisers, attorneys, or other consultants or advisors. Our Board without any input from stockholders will make the selection of any such advisors. Furthermore, it is anticipated that such persons may be engaged on an "as needed" basis without a continuing fiduciary or other obligation to us. In the event we consider it necessary to hire outside advisors, we may elect to hire persons who are affiliates, if they are able to provide the required services.

COMPETITION

We will be in competition with other products developed and marketed by much larger corporations, which are better capitalized and have far greater marketing capabilities than us. We expect to be at a disadvantage when competing with many firms that have substantially greater financial and management resources and capabilities than we do now.

WE WILL PAY NO FORESEEABLE DIVIDENDS IN THE FUTURE.

We have not paid dividends on its Common Stock and do not ever anticipate paying such dividends in the foreseeable future.

LOSS OF CONTROL BY OUR PRESENT MANAGEMENT AND STOCKHOLDERS MAY OCCUR UPON ISSUANCE OF ADDITIONAL SHARES.

We may issue further Shares as consideration for the cash or assets or services out of our authorized but unissued Common Stock that would, upon issuance, represent a majority of our voting power and equity of our Company. The result of such an issuance would be those new stockholders and management would control our Company, and persons unknown could replace our management at this time. Such an occurrence would result in a greatly reduced percentage of ownership of our Company by our current Shareholders.

NO PUBLIC MARKET EXISTS FOR OUR STOCK AT THIS TIME.

There is no public market for our Common Stock, and no assurance can be given that a market will develop or that a Shareholder ever will be able to liquidate his investment without considerable delay, if at all. If a market should develop, the price may be highly volatile. Factors such as those discussed in the "Risk Factors" section may have a significant impact upon the market price of the securities offered hereby. Due to the low price of our securities, many brokerage firms may not be willing to effect transactions in our securities.
Even if a purchaser finds a broker willing to effect a transaction in our securities, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such securities as collateral for any loans.

RULE 144 SALES IN THE FUTURE MAY HAVE A DEPRESSIVE EFFECT ON OUR STOCK PRICE.

All of the outstanding Shares of Common Stock held by our present officers, directors, and affiliate stockholders are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted Shares, these Shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. We are registering all of our outstanding Shares so officers, directors and affiliates will be able to sell their Shares if this Registration Statement becomes effective. Rule 144 provides in essence that a person who has held restricted securities for one year may, under certain conditions, sell every three months, in brokerage transactions, a number of Shares that does not exceed the greater of 1.0% of a company's outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a nonaffiliate after the owner has held the restricted securities for a period of two years. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to subsequent registration of Shares of Common Stock of present stockholders, may have a depressive effect upon the price of the Common Stock in any market that may develop.

FUTURE DILUTION MAY OCCUR DUE TO ISSUANCES OF SHARES FOR VARIOUS CONSIDERATION IN THE FUTURE.

There may be substantial dilution to our Shareholders purchasing in this Offering as a result of future decisions of the Board to issue Shares without Shareholder approval for cash, services, acquisitions, or pursuant to our Employee/Consultant Stock Option Plan for which one million Shares have been reserved but are not issued. Award/Earnings/Vesting criteria under the Plan have not been set, however the price per Share for exercise will be no less than $0.55 per Share. 150,000 Options are currently outstanding under the Plan.

OUR STOCK WILL IN ALL LIKELIHOOD BE THINLY TRADED AND AS A RESULT YOU MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF YOU NEED TO LIQUIDATE YOUR SHARES.

The Shares of our Common Stock, if listed, may be thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common Shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our Shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our Shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on Share price. We cannot give you any assurance that a broader or more active public trading market for our common Shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give investors no assurance that they will be able to sell their Shares at or near ask prices or at all if you need money or otherwise desire to liquidate their Shares.

OUR COMMON STOCK MAY BE VOLATILE, WHICH SUBSTANTIALLY INCREASES THE RISK THAT YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE THAT YOU MAY PAY FOR THE SHARES.

Because of the limited trading market expected to develop for our Common Stock, and because of the possible price volatility, you may not be able to sell your Shares of Common Stock when you desire to do so. The inability to sell your Shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our Common Stock may suffer greater declines because of its price volatility.

The price of our Common Stock that will prevail in the market after this offering may be higher or lower than the price you may pay. Certain factors, some of which are beyond our control, that may cause our Share price to fluctuate significantly include, but are not limited to the following:

     *    Variations in our quarterly operating results;
     * Loss of a key relationship or failure to complete significant transactions;
     *    Additions or departures of key personnel; and
     *    Fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the over-the-counter markets in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance. In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies Common Stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

MANY OF OUR SHARES OF COMMON STOCK WILL IN THE FUTURE BE AVAILABLE FOR RESALE. ANY SALES OF OUR COMMON STOCK, IF IN SIGNIFICANT AMOUNTS, ARE LIKELY TO DEPRESS THE MARKET PRICE OF OUR SHARES.

Assuming all of the Shares of common stock we are offering under this Registration Statement including Shares underlying Warrants are sold and all of the Shares of common stock issued and issuable to the selling security holders are sold, we would have 7,620,000 Shares that are freely tradable without the requirement of registration under the Securities Act of 1933. Even our officers and directors are registering their Shares totaling 1,500,000.

Unrestricted sales of 3,230,000 Shares of stock by our selling stockholders could have a huge negative impact on our Share price, and the market for our Shares.

OUR NEW INVESTORS WILL SUFFER A DISPROPORTIONATE RISK AND THERE WILL BE IMMEDIATE DILUTION OF PURCHASERS' INVESTMENTS.

Our present Shareholders have acquired their stock at a cost significantly less than that which the investors purchasing pursuant to Warrants will pay for their stock holdings at which future purchasers in the market may pay. Therefore, new investors will bear most of the risk of loss. Further, assuming all of the Shares offered hereby are sold, of which there can be no assurance, an investment in our Common Stock by the purchaser will result in an immediate dilution (in excess of 90%) of the net tangible book value of the Common Stock from the offering price which the purchasers will have paid for their Shares.

OUR BUSINESS IS HIGHLY SPECULATIVE AND THE INVESTMENT IS THEREFORE RISKY.

Due to the speculative nature of our business, it is possible that the investment in the Shares offered hereby will result in a total loss to the investor. Investors should be able to financially bear the loss of their entire investment. Investment should, therefore, be limited to that portion of discretionary funds not needed for normal living purposes or for reserves for disability and retirement.

OUR COMPANY IS A PROMOTIONAL COMPANY AND UNPROVEN AND THEREFORE RISKY.

We have only very recently been organized to perform the operations described above. For this reason this business must be considered promotional. Potential investors should be made aware of the risk and difficulties encountered by a new enterprise in the card business, especially in view of the intense competition from existing businesses in the industry.

OUR PUBLIC INVESTORS MAY BEAR MOST OF THE BURDEN IF THE WARRANTS ARE EXERCISED.

The financial risk of our proposed activities will be borne primarily by the public investors, who, upon purchase of the Warrant Shares in this offering, will have contributed the largest portion of our capital.

WE ARE NOT A REPORTING COMPANY AT THIS TIME, BUT WILL BECOME ONE DUE TO THIS REGISTRATION

There is no trading market for our Common Stock. We will be subject to the reporting requirements under the Securities and Exchange Act of 1934, Section 13a, after the effectiveness of this offering, pursuant to Section 15d of the Securities Act and we intend to be registered under Section 12(g). As a result, Shareholders will have access to the information required to be reported by publicly held companies under the Exchange Act and the regulations thereunder. We intend to provide our Shareholders with quarterly unaudited reports and annual reports containing financial information prepared in accordance with generally accepted accounting principles audited by independent certified public accountants and intend to register under the Securities Exchange Act, Section 12(g).

OUR PRESENT AND FUTURE SHAREHOLDERS WILL SUFFER DILUTION BY SALE OF THIS OFFERING AND BY NEW ISSUANCES IN THE FUTURE WHICH MAY OCCUR.

Upon the sales of Shares, there may be substantial dilution to our Shareholders. The exercise price of our Warrants $0.55, $2.00 and $5.00 is substantially higher than the pro forma current net tangible book value per Share of our outstanding Common Stock. The net tangible book value attributable to our Shares as of June 30, 2006 was $0.098 per Share. Net tangible book value per Share of Common Stock is determined by dividing the number of outstanding Shares of Common Stock into the net tangible book value attributable to our Common Stock, which is our total tangible assets less our total liabilities. After giving effect to possible sale of all of our Shares registered herein, and after deducting the offering expenses payable, the adjusted net tangible book value attributable to our Common Stock will increase. This represents an immediate increase in net tangible book value per Share to the holders of our existing Common Stock and an immediate dilution per Share to Shareholders purchasing Shares of stock at the Warrant exercise price of $0.55 per Share for certain Warrants and an even greater dilution for Warrant holders who might purchase @ $2.00 or $5.00 per Share. See "Dilution" hereinafter on page 14.

------------------------------------------ ----------------------------------- ----------------------------------
                                               Book Value per Share post                   Dilution
                                                       offering*
------------------------------------------ ----------------------------------- ----------------------------------
Exercise of "Other" Warrants @                           $ .294                               47%
$0.55/Share
------------------------------------------ ----------------------------------- ----------------------------------
Exercise of "Other" Warrants @                           $ .294                               47%
$0.60/Share
------------------------------------------ ----------------------------------- ----------------------------------
Exercise of "A" Warrants @ $2.00/Share                   $ .818                               59%
------------------------------------------ ----------------------------------- ----------------------------------
Exercise of "B" Warrants @ $5.00/Share                   $1.800                               64%
------------------------------------------ ----------------------------------- ----------------------------------

* Assumes 100% exercise and cumulative aggregation of proceeds.

USE OF PROCEEDS

Tombstone Cards, Inc. intends to raise $36,000 from the sale of 60,000 Shares of Common Stock at $0.60 per Share, $82,500 from sale of Shares underlying Warrants @ $0.55 per Share to employee/consultants, $330,000 from sale of Shares to a consultant underlying Warrants at $0.55 per Share, $3,580,000 from the sale of 1,790,000 Shares underlying "A" Warrants at $2.00 per Share, and $8,950,000 from the sale of 1,790,000 Shares underlying "B" Warrants at $5.00 per Share. We have no intention of returning any stock sale proceeds to investors if the maximum amount is not raised, and we will use the proceeds as soon as we receive them.

We anticipate using the funds raised by this Offering to pay listed categories pro rata. Although we have identified specific applications for the funds anticipated to be generated by this Offering and we will apply the net proceeds of this Offering to general corporate funds. Management will have complete discretionary control over the actual utilization of said funds and there can be no assurance as to the manner or time in which said funds will be utilized.

Although we reserve the right to reallocate the funds according to changing events, we believe the net proceeds from this Offering and projected cash flow from operations will be sufficient to fund our initial capital requirements for a period of twelve months. The foregoing assumes the Offering will be fully subscribed, but there can be no assurance we will not require additional funds for operations. The availability and terms of any future financing will depend on market and other conditions out of our control. The amount of proceeds and uses are based upon our projections, which may also change according to unforeseen future events and market changes.

-------------------------------- ----------------------------- --------------------------
                                    "A" WARRANTS PROCEEDS        "B" WARRANTS PROCEEDS
                                 (INCLUDING "OTHER" WARRANTS)
-------------------------------- ----------------------------- --------------------------
Salaries                                           $  600,000                 $1,600,000
Equipment                                          $  600,000                 $1,200,000
Marketing                                          $1,000,000                 $3,000,000
General and Administrative                         $  600,000                 $1,200,000
Working Capital                                    $1,012,500                 $1,550,000
Website Development                                $  200,000                 $  400,000
-------------------------------- ============================= ==========================
TOTAL                                              $4,012,500                 $8,950,000
-------------------------------- ----------------------------- --------------------------

We make no assurance that we will raise the full $12,566,000 as anticipated. The following is the break down of how management intends to use the proceeds if only 25 percent, 50 percent, or 75 percent of the total offering amount is raised:

                BUDGET ASSUMING "A" AND "OTHER" WARRANT EXERCISE

==================================================== ============= =============== ============= =================
 EXPENDITURE ITEM                                        25%            50%            75%             100%
---------------------------------------------------- ------------- --------------- ------------- -----------------
Salaries                                               $  150,000      $  300,000    $  450,000        $  600,000
Equipment                                              $  150,000      $  300,000    $  450,000        $  600,000
Marketing                                              $  250,000      $  500,000    $  750,000        $1,000,000
General & Administrative                               $  150,000      $  300,000    $  450,000        $  600,000
Working Capital                                        $  253,125      $  506,250    $  759,375        $1,012,500
Website Development                                    $   50,000      $  100,000    $  150,000        $  200,000
---------------------------------------------------- ------------- --------------- ------------- -----------------
TOTAL                                                  $1,003,125      $2,006,250    $3,009,375        $4,012,500
                                                       ----------      ----------    ----------        ----------
==================================================== ============= =============== ============= =================

         IF ONLY 25% OF THE MAXIMUM SHARES UNDERLYING "A" AND "OTHER" WARRANTS ARE SOLD, we will continue with development plans. The website will be given the most amount of attention, but we will have to severely limit the features of our website. Funding for marketing and promotions will be restricted. We will purchase limited inventory. Internet marketing will be the only form of advertising and marketing the company will use. This will keep cost low and allow for a targeted marketing campaign intended to bring large volumes of traffic to the website. Our directors and officers will participate in all functions to generate sales and revenue from the business. We will use the office furniture and computer hardware of the directors and only basic software systems will be purchased until sufficient capital becomes available. The directors will take responsibility for monthly bookkeeping and quarterly in-house interim financial statements for the accountant's review. We anticipate that approximately $1,000,000 along with the expectation of limited revenue from modest sales will be sufficient to sustain operations during the short-term. However, there would be insufficient funds available for furtherance of the plan of operations as detailed later in this prospectus under the heading "PLAN OF OPERATION."

         If less than $1,000,000 were made available, we will restrict expenditures to a shoestring budget. Firstly, we will cover ongoing legal and accounting cost. Improvement of our interim website will use the balance of existing funds. No inventory will be acquired.

         IN THE EVENT THAT ONLY 50% OF THE MAXIMUM SHARES UNDERLYING "A" AND "OTHER" WARRANTS ARE RAISED (APPROXIMATELY $2,000,000), we will be able to further the plan of operation; however, our activities will continue to be restricted. We will place more importance on the website and marketing. Office furniture, computers and networking will be left until more capital is made available. Marketing will be focused on online advertising where targeted campaigns will allow for higher density of traffic being directed to the website. Direct mail campaigns will begin with mail outs and brochures being sent to targeted mailing lists. An increased level of inventory would be anticipated.

         IF 75% OF THE MAXIMUM SHARES UNDERLYING "A" AND "OTHER" WARRANTS ARE RAISED (APPROXIMATELY $3,000,000), there will be sufficient funds to pay a significant portion of all budgeted expenditure items. Equipment will again be the one area that we will restrict till the full amount of the offering is achieved.

The  monies  we  have  raised  thus  far  from  selling  stock  to  our  current
Shareholders is anticipated to be sufficient to pay all expenses of this offering, which is estimated to be $100,000. The total amount of the money raised from the sale of the Shares underlying Warrants we are offering will be used for the purpose of furthering the Company's plan of operation, as detailed under the heading "PLAN OF OPERATION" below.

DETERMINATION OF OFFERING PRICE

We have no established market for our Common Stock. We have arbitrarily determined our offering price for Shares underlying Warrants to be sold pursuant to this offering at $0.55 and $0.60 for some Warrants and at $2.00 per Share for "A" Warrants and $5.00 per Share for "B" Warrants. The 1,500,000 Shares of stock already purchased by officers and directors and other founding Shareholders were sold for $.01 per Share. The additional major factors that were included in determining the initial sales price to our founders were the lack of liquidity since there is no present market for our stock and the high level of risk considering our lack of operating history.

The Warrant exercise prices bear no relationship to any criteria of goodwill value, lock value, market price or any other measure of value and were arbitrarily determined in the judgment of the Board of Directors.

DILUTION

We are registering Shares of existing Shareholders and of our Common Stock underlying Warrants for sale through this offering. Since our inception on April 29, 2005, our officers, directors and Shareholders have purchased Shares of its Common Stock for $.01 per Share for 1,500,000 Shares and 1,730,000 Shares for $0.50 per Share.

COMPARATIVE DATA
The following table sets forth with respect to existing Shareholders and new investors, a comparison of the number of our Shares of Common Stock purchased the percentage ownership of such Shares, the total consideration paid, the percentage of total consideration paid and the average price per Share. All percentages are computed based upon cumulative Shares and consideration assuming sale of all Shares in the line items as compared to maximum in each previous subsection.

                                                           Shares Purchased      Total Consideration    Average
                                                          Number     Percent     Amount     Percent   Price/Share
                                                        ============================================================
                1) Existing Shareholders                  3,230,000    82%      $  811,556    69%             $0.25
"Other" Warrant Exercise @ $0.55                            600,000    16%      $  330,000    28%             $0.31
(assuming 100% sold)
 "Other" Warrant Exercise @ $0.60                            60,000    1.6%     $   36,000    3%              $0.31
(assuming 100% sold)
Employee Options 150,000 @ $0.55                            150,000    3.5%     $   82,500    6%              $0.34

                2) "A" Warrant Exercise
   If 50% sold                                              895,000    23%      $1,790,000    60%             $0.64
   If 75% sold                                            1,342,500    26%      $2,685,000    69%             $0.75
   If 100% sold (max)                                     1,790,000    32%      $3,580,000    75%             $0.86

                3) "B" Warrant Exercise
   If 50% sold                                              895,000    14%      $4,475,000    48%             $1.40
   If 75% sold                                            1,342,500    19%      $6,712,500    58%             $1.67
   If 100% sold (max)                                     1,790,000    24%      $8,950,000    60%             $1.87

"Net tangible book value" is the amount that results from subtracting the total liabilities and intangible assets from the total assets of an entity. Dilution occurs because we determined the offering price based on factors other than those used in computing book value of our stock. Dilution exists because the book value of Shares held by existing stockholders is lower than the offering price offered to new investors.

Following is a table detailing dilution to investors if 25%, 50%, 75%, or 100% of the Shares underlying Warrants in the offering are sold.

                                                          25%             50%            75%            100%
  ============================================ =============== =============== ============== ===============
  Net Tangible Book Value Per Share Prior to            $0.24           $0.24          $0.24           $0.24
  Stock Sale(1)
  -------------------------------------------- --------------- --------------- -------------- ---------------
  Net Tangible Book Value Per Share Prior to            $0.26           $0.26          $0.26           $0.26
  Stock Sale, assuming the Inclusion of
  Certain Warrants (2)
  -------------------------------------------- --------------- --------------- -------------- ---------------
  Net Tangible Book Value Per Share After
  Stock Sale
  -------------------------------------------- --------------- --------------- -------------- ---------------
  "A" Warrant Only                                      $.046           $0.60          $0.72           $0.82
  -------------------------------------------- --------------- --------------- -------------- ---------------
  "A" Warrant and "B" Warrant                           $1.12           $1.37          $1.60           $1.80
  -------------------------------------------- --------------- --------------- -------------- ---------------
  Average Cost of Shares owned by existing              $0.26           $0.26          $0.26           $0.26
  stockholders per Share
  -------------------------------------------- --------------- --------------- -------------- ---------------
  "A" Warrant                                           $0.53           $0.64          $0.75           $0.86
  -------------------------------------------- --------------- --------------- -------------- ---------------
  "B" Warrant                                           $1.18           $1.40          $1.67           $1.87
  -------------------------------------------- --------------- --------------- -------------- ---------------

     (1) Computation of Net Tangible Book Value per Share prior to stock sale includes the deduction of offering costs of $100,000 and proceeds of private placement in July/August 2006

     (2) Computation of Net Tangible Book Value per Share prior to stock sale assumes proceeds from the exercise of the following warrants: 600,000 @ $0.55; 150,000 @ $0.55; 60,000 @ $0.660 (shares underlying the
          "Other" Warrants)

As at June 30, 2006, the net tangible book value of our stock was $.098 per Share. If we are successful in achieving exercise of the Shares underlying Warrants at the exercise price, the pro forma net tangible book value of our stock after deducting the offering costs of $100,000 would be as shown in chart above. That would represent an immediate increase in net tangible book value per Share and per Share dilution to new investors as shown in chart above, assuming the Shares are sold at the exercise price of $0.55 for 750,000 Shares and $0.60 for 60,000 Shares and $2.00 per Share for 1,790,000 Shares and $5.00 per Share for 1,790,000 Shares. Our existing stockholders have purchased a total of 3,230,000 Shares for an aggregate amount of $811,556 or an average cost of $0.26 per Share. The book value of the stock held by our existing stockholders will increase per Share, while new purchaser's book value will decrease from purchase price, as shown in chart above.

If all Warrants are fully exercised, the new total capital contributed will be $13,780,000. The percentage of our capital contribution will then be 6% for the existing stockholders and 94% for the new purchasers. The existing stockholders will then hold, as a percentage, 41% of the issued and outstanding Shares of our company, while the new purchasers will hold, as a percentage, 59%.

SELLING SECURITY HOLDERS

--------------------------------- -------------------------- ------------------ ------------------- ------------------
              NAME                      COMMON SHARES          "A" WARRANTS        "B" WARRANTS     "OTHER" WARRANTS
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Neil A. Cox                                         500,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
John N. Harris                                      500,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
James C. McLennan                                    25,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Dale Stonedahl                                      110,000             60,000              60,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
George W. Wanberg  and Cynthia                       75,000             50,000              50,000
B. Wanberg
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Jolaine Roth                                         25,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Mark S. Kachun                                       25,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
James B. Sebastian                                   25,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
William H. Reilly                                    25,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Douglas F. Fleet                                    200,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Barbara C.  Kurczodyna                               50,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
J.  Randall Thrall                                   50,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Gary Stonedahl                                       20,000             20,000              20,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Lee A. Milo TR UA 12052002,                         100,000            100,000             100,000
George Wanberg TTEE
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Matthew Ray Frigm                                    20,000             20,000              20,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
William J. Clayton                                   30,000             30,000              30,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Richard C. Erickson                                  50,000             50,000              50,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Carmine Tirone                                       30,000             30,000              30,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Willie Gibson                                        10,000             10,000              10,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Leroy Padilla                                        10,000             10,000              10,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Nagle Family Trust                                   50,000             50,000              50,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
                             (1)          TOTAL = 1,930,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
David W. Lane                                       100,000            100,000             100,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Robert E. Maciorowski                               100,000            100,000             100,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
James Scanlon                                       200,000            200,000             200,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Mike Scanlon                                        200,000            200,000             200,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Michael J. Keate                                    200,000            200,000             200,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Roland Rosenboom                                    200,000            200,000             200,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
James V. Bickford                                   100,000            100,000             100,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Lawrence M. Elman                                    50,000             50,000              50,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Richard Gardner                                      10,000             10,000              10,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Robert E. Dettle, Trustee                            50,000             50,000              50,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
William H. & Gale S. Kendall                         10,000             10,000              10,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
William R. Talbert                                   10,000             10,000              10,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
John Gersman                                         10,000             10,000              10,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Dulcinea A. Hansard                                  10,000             10,000              10,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Steve E. Hatch                                       50,000             50,000              50,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
                             (2)          TOTAL = 1,300,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Capital Merchant Banc                                                                                         600,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Garden State Securities                                                                                        60,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------
Employee Stock Options                                                                                        150,000
--------------------------------- -------------------------- ------------------ ------------------- ------------------

     (1)  Sum = 1,930,000; agrees with financial statement

     (2) Sum = 1,300,000; per F-11 1,150,000 additional units have sold since 6/30/06. Variance of 150,000.

PLAN OF DISTRIBUTION

Upon effectiveness of the registration statement, of which this prospectus is a part, we will conduct the sale of Shares pursuant to exercise of Warrants on a self-underwritten basis. Our selling Shareholders are free to sell their Shares in private or market sales at prices they negotiate. There will be no underwriters used, no dealers' commissions paid on Warrant exercise, and no passive market making. Our officers and directors, John N. Harris, Neil A. Cox and William H. Reilly, will sell securities on our behalf in this offering. John
N. Harris, Neil A. Cox and William H. Reilly are not subject to a statutory disqualification as such term is defined in Section (a)(39) of the Securities Exchange Act of 1934. They will rely on Rule 3a4-1 to sell our securities without registering as broker-dealers. They are serving as our officers and directors otherwise than in connection with transactions in securities and will continue to do so at the conclusion of this offering. They have not been a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months, and have not nor will not participate in the sale of securities for any issuer more than once every twelve months. Our officers and directors will not receive commissions or other remuneration in connection with their participation in this offering based either directly or indirectly on transactions in securities. We will only use this prospectus in connection with this offering and no other sales materials.

There can be no assurance that we will achieve any Warrant exercise from our Shareholders. We have no arrangement or guarantee that we will achieve any Warrant exercise from anyone. All subscription checks will be made payable to our company. We will receive no proceeds from sales of Shares by our selling Shareholders.

Any funds received from the Warrant exercise will immediately be made available for our use and retained by us regardless of whether or not we sell any additional Shares under this offering. Any funds not immediately used for corporate purposes will be deposited into an interest bearing account in our name, and interest accrued on such funds will be retained by us.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings, nor are we aware of any civil proceeding or government authority contemplating any legal proceeding.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
EXECUTIVE TEAM

CHAIRMAN AND CHIEF FINANCIAL OFFICER
Neil A. Cox

Mr. Cox has more than 30 years' experience in the securities and financial industry. He brings enthusiasm, energy, and a solid base of understanding in acquisitions, strategic planning, and public and private financing. Mr. Cox is a former officer and director of a regional broker-dealer and has been involved with structuring, financing, and investment banking activities for dozens of companies. In 1999, as chief financial officer of IDMedical.com, Mr. Cox coordinated the efforts for the company to become a publicly traded software company that tried to pioneer computerized medical records on the Internet. He has a degree in business, served in the United States Army as an Infantry Lieutenant, and is also a licensed insurance broker.

PRESIDENT
John N. Harris

Mr. Harris began his career in the securities industry in 1971 with Newhard Cook & Co., a St. Louis based NYSE member firm. Licensed both as a broker and principal, he ultimately managed brokerage offices for several regional NASD brokerage firms. Since 1985, he has been self-employed as a business consultant and as a private investor. Mr. Harris brings to the Company experience in the public securities market.

CHIEF OPERATIONS OFFICER/CHIEF TECHNOLOGY OFFICER
William H. Reilly

Mr. Reilly has spent the past 25 years working with technology in support of communications and business operations. He co-founded the Frontline Group Technology Center, where he guided day-to-day operations as chief operating officer. He also served as the parent company's chief technology officer, overseeing the installation of one of the nation's first VoIP systems, serving 14 offices in 11 states. After three years he started his own consulting business, offering services to young companies that wanted to establish the necessary systems to support measured and profitable growth, including strategic marketing, consultative sales, and customer service support. He earned his undergraduate degree at Wilkes College in Pennsylvania and completed his postgraduate work at Montclair State University.

PROJECTED STAFF

STAFFING

Our development team recognizes that additional staff is required to properly support marketing, sales, research, and support functions.

Currently, we have no employees aside from the executive staff. This lean staffing is possible in this phase because of our determination to outsource noncore functions. However, we believe an additional 16 employees may be required to meet projected market demand over the next 12 months. Our staff positions will be filled as business demands require, and the positions may be altered in response to business needs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AS OF SEPTEMBER 30, 2006

     (a) Beneficial owners of five percent (5%) or greater, of our Common Stock. (No Preferred Stock is outstanding at the date of this Offering.)

There are currently 100,000,000 common Shares authorized of which 3,230,000 are outstanding.

The following sets forth information with respect to ownership by holders of more than five percent (5%) of our Common Stock known by us:

TITLE OF CLASS             NAME AND ADDRESS          AMOUNT AND NATURE              PERCENT OF
                           OF BENEFICIAL OWNER       OF BENEFICIAL OWNER               CLASS
------------------------------------------------------------------------------------------------------
Common Shares              Neil A. Cox                        500,000                   14%
                           Chairman and CFO
                           5380 Highlands Drive
                           Longmont, CO 80503

Common Shares              John N. Harris                     500,000                   14%
                           President
                           P.O. Box 1547
                           Lyons, CO  80540


     (b) The following sets forth information with respect to our Common Stock beneficially owned by each Officer and Director, and by all Directors and Officers as a group as of September 30, 2006.

TITLE OF CLASS             NAME AND ADDRESS          AMOUNT AND NATURE              PERCENT OF
                           OF BENEFICIAL OWNER       OF BENEFICIAL OWNER          CLASS CURRENTLY
------------------------------------------------------------------------------------------------------
Common Shares              Neil A. Cox                          500,000                 14%
                           Chairman and CFO
                           5380 Highlands Drive
                           Longmont, CO  80503

Common Shares              John N. Harris                       500,000                 14%
                           President
                           P.O. Box 1547
                           Lyons, CO  80540

Common Shares              William H. Reilly                     25,000                 less than 1%
                           COO/CTO
                           4859 Dakota Blvd.
                           Boulder, CO 80304

All Directors and Executive                                   1,025,000                 28%
 Officers as a Group (3 persons)

DESCRIPTION OF SECURITIES

COMMON STOCK

We are presently authorized to issue one hundred million (100,000,000) Shares of its Common Stock. A total of three million two hundred thirty thousand (3,230,000) common Shares are issued and outstanding.

COMMON SHARES

All Shares, when issued, will be fully paid and non-assessable. All Shares are equal to each other with respect to voting, liquidation, and dividend rights. Special Shareholders' meetings may be called by the officers or director, or upon the request of holders of at least one-tenth (1/10th) of the outstanding Shares. Holders of Shares are entitled to one vote at any Shareholders' meeting for each Share they own as of the record date fixed by the board of directors. There is no quorum requirement for Shareholders' meetings. Therefore, a vote of the majority of the Shares represented at a meeting will govern even if this is substantially less than a majority of the Shares outstanding. Holders of Shares are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefore, and upon liquidation are entitled to participate pro rata in a distribution of assets available for such a distribution to Shareholders. There are no conversion, pre-emptive or other subscription rights or privileges with respect to any Shares. Reference is made to our Articles of Incorporation and our By-Laws as well as to the applicable statutes of the State of Colorado for a more complete description of the rights and liabilities of holders of Shares. It should be noted that the board of directors without notice to the Shareholders may amend the By-Laws. Our Shares do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of the Shares voting for election of directors may elect all the directors if they choose to do so. In such event, the holders of the remaining Shares aggregating less than fifty percent (50%) of the Shares voting for election of directors may not be able to elect any director.

WARRANTS

         OTHER WARRANTS

We have 600,000 outstanding common stock purchase Warrants exercisable at $0.55 per Share expiring August 31, 2009 and 60,000 Warrants exercisable at $0.60 per Share expiring August 31, 2009.

         CLASS "A" WARRANTS FOR COMMON STOCK - $2.00

Each Common Stock purchase Warrant entitles the holder to purchase one Share of Common Stock at $2.00 per Share for up to three years with a maximum expiry date of August 31, 2009. 1,790,000 "A" Warrants are outstanding at the commencement of this offering. Our Warrants are callable for redemption at $.01 per Warrant upon thirty days written notice, if not exercised.

         CLASS "B" WARRANTS FOR COMMON STOCK - $5.00

Each Common Stock purchase Warrant entitles the holder to purchase one Share of Common Stock at $5.00 per Share for up to three years with a maximum expiry date of August 31, 2009. 1,790,000 "B" Warrants are outstanding at the commencement of this offering. Our Warrants are callable for redemption at $.01 per Warrant upon thirty days written notice, if not exercised.

PREFERRED SHARES

We have no preferred Shares authorized.


INTEREST OF NAMED EXPERTS AND COUNSEL

We have not hired or retained any experts or counsel on a contingent basis, who would receive a direct or indirect interest in our company, or who is, or was, a promoter, underwriter, voting trustee, director, officer or employee, of our Company.


DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES LIABILITIES

The Colorado Business Corporation Act requires us to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Colorado Business Corporation Act permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of our company and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

The Colorado Business Corporation Act prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Colorado Business Corporation Act may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The Colorado Business Corporation Act also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

According to our bylaws, we are authorized to indemnify its directors to the fullest extent authorized under Colorado Law subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and persons controlling the company pursuant to the foregoing provisions or otherwise, we are advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

The Company was newly formed on April 29, 2005 and has had only limited operations to date relating to structure and capital formation. Also see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" at page 38.

DESCRIPTION OF BUSINESS

CONCEPT AND FORMATION

In early 2005, our founders Neil A. Cox and John Harris explored a business opportunity: customized playing cards. By working with state-of-the-art printers that fully utilize digital technologies, they believed that they can reduce cycle times for full-color customized printing from a standard three to five weeks to just three to five days. In addition, they believed that digital presses could allow product runs in small quantities and at lower prices.

Playing cards, however, are not simply printed on card stock, cut, and packaged. The best playing cards use laminated paper called "black liner board." In addition, playing cards must be finished with a plastic coating to protect the cards and prolong their useful life, the corners cut in a special round format, and then the decks collated, packaged, and readied for shipment.

In view of the continued growth surrounding poker in particular in 2005, our Company was formed by Mr. Cox and Mr. Harris as Stack the Deck, Inc. as a Colorado corporation in 2005, and we changed the name to Tombstone Cards, Inc., with the intent of assembling the core team necessary to create the infrastructure to support a company. With the initial team in place and capital in place, we are now preparing to finalize production processes, develop Internet presence, secure necessary design elements, and arrange for the launch for business.

Though there are a number of competitors in the marketplace, at this point, however, they appear content to use older technology than ours to produce their product offerings, thereby maintaining their relatively long time-to-market requirements. This means that they focus on either high-cost, low-volume runs or low-cost, high-volume runs. By utilizing digital technology for printing, ordering, custom development, and customer relationship management, we believe we can have the strengths of both approaches. To this end, we will offer high-end, full-color customizable playing cards at a price that is significantly lower than the competitions. Moreover, the experience of designing cards on the Web with our proprietary tools will actually be fun, easy to use, and intuitive, which management believes allows us to capitalize on the powerful influence of the Internet to provide an additional level of "attractiveness" to the product.

We are temporarily located at 5380 Highlands Drive, Longmont, Colorado. Implementation of our plan will require the rental of office space in the Longmont Colorado area in order to accommodate our expected growth over the next two years.

We are a product development and marketing company specializing in the development of print-based products with appeal to both the consumer and business markets. As of the date hereof we have not offered any products and have no functioning website upon which to order any products.

All elements contained in this plan, including sales and revenue projections, business models, and operational architectures supporting Internet and administrative functionality, are contingent upon the successful completion of this Private Placement Memorandum described herein.

BACKGROUND

For many years, people have enjoyed competitive card games, especially poker. Recently, however, there has been an explosion of interest around, and participation in, these games. The question that the Company must answer in order to plan for profitability and success is, "What are the numbers?"

In the process of completing research for our product line, we receive this information in a private e-mail from Chris Poundstone of the Amateur Poker League (APL):

"The Amateur Poker League was established approximately two and a half years ago and has a nationwide membership base of more than 160,000 that is growing by leaps and bounds weekly. You can literally find games running just about everywhere on any night of the week. Our game turnouts average between 20 to 75 per game per night. On average, we host two venue games a night. With over 1,800 games a week with the APL, the numbers have to be staggering."

Since 2003, the poker-playing and gaming markets have grown exponentially, creating what we believe will be a significant demand for superior quality customized playing cards.

Although there is no shortage of putative competitors, we believe that our real strength may be in the development and sale of a new, extremely focused product line using the proprietary Web-based design and ordering system that we are developing to support the interactivity and functionality required for our customers to personally create their orders.

We believe no one else is offering the capabilities of the interactive system we are developing. Our Flash(TM)-based set of design tools is intended to encourage customers to fully personalize their cards over the Internet. The competitors are, for the most part, printing companies, not marketing/development companies, and we believe that they do not appreciate the full upside potential of what they apparently consider a submarket niche.

We are creating an operating infrastructure with strategic partners for outsourced production and well-designed affiliate programs to support key distribution channels. We are now in the initial stages of testing products and web services, as well as developing the fundamental underlying business model, to take full advantage of this fast-growing interest in all things having to do with poker and competitive card playing.

MARKET OPPORTUNITY

Although the size of our market is difficult to estimate, we have reviewed figures provided recently by UberTrend [1].

"An estimated 50 million Americans regularly play poker. Purses and player counts in the recently concluded 2005 World Series of Poker more than doubled from the previous year. U.S. Playing Card Company produced more than 1 billion poker chips in the last three years, nearly half of them in the past year alone. Sales of chip sets increased tenfold, reaching $10 million in 2004. Poker's recent popularity is fueled by the introduction of online poker, which helped train a lot of newbie players, and the invention of the hole-card camera, which let the game become a spectator sport. On March 30, 2003, cable's Travel Channel broadcast the first episode of its "WORLD POKER TOUR" series, created by Steven Lipscomb, a former attorney. The first season averaged 790,000 viewers, while the second season drew an average of 1.5 million in 2004, according to Nielsen Media Research. ESPN, which had been airing "WORLD SERIES OF POKER" specials since 1994, produced its own shows in 2003, when its telecast of the World Series of Poker championship attracted 1.9 million viewers. BLUFF, which calls itself a "poker lifestyle" magazine, launched in fall 2004 with a circulation of 90,000, a figure that has since more than tripled, according to the publisher."

     [1] Quoted from "Trend Analysis" by Michael Tchong, Ubertrends Web Site, September 2005.

Mr.  Tchong has since  started  his own site,  HTTP://WWW.UBERCOOL.COM/  and the article is partially quoted there. The original Ubertrends site is no longer available.

The opportunity for market growth is directly linked to the recent explosion of interest and activity surrounding the American game of poker, especially Texas Hold'em. And although a great deal of publicity has been directed toward the growth of online gambling, which now exceeds $2.9 billion per year, it is the face-to-face version of poker, along with the social construct surrounding the game, that is of interest to us.

According to Steve Shulman, publisher and owner of Card Player Magazine, "[T]he summit to the poker rage has yet to be seen, let alone reached." Backing up this claim, Card Player Magazine has seen its print run grow by 70% over the past two years. Shulman also indicates that although the market has been, and remains, firmly entrenched in the 35- to 55-year-old male, he is seeing tremendous growth in the 25- to 35-year-old range.

Although this source certainly has a vested interest in the continued growth of this market segment, The Economist, Britain's venerable financial magazine, noted in the September 24, 2005 issue:

"Poker is a particular growth area. Some 18% of american adults played poker last year, a 50% increase over the previous year. Looking ahead, the odds are with the industry."

The basic premise supporting our product concept is that there is, and will continue to be, remarkable growth in our market segment. Our goal is to take advantage of this positive position by moving rapidly with a quality product that has unique characteristics and is offered at a very competitive price.

In order to target this market segment, we believe it is essential to understand the elements that are driving the popularity of poker. From its growth as the game of choice on the American frontier in the 1880s, poker has held a special spot in the iconography of the West. Though the game is, at its most basic, gambling, it is not the opportunity to win money or prizes that has made it grow so much in popularity. Instead, it is the social aspects of the game that have supported its longevity.

This is a key psychological differentiator; playing the slot machine is also gambling, but it has no social interaction. The key to a successful poker game is the personality mix of the players gathered around the table.

Part of that player personality is self-identification with markers that are commonly associated with individuality. Put another way, the players, together as a group, all believe that they are quite different. It is an apparent paradox that we hope to capitalize on by offering fully customizable decks of cards to individuals, clubs, tournaments, and businesses.

The strong correlation between interest in all things poker, including the informational aspects of Internet and television gaming, and the growth in the potential customer market, are areas we want to target for marketing.

SEIZING THE OPPORTUNITY

Many potential customers are immediately and economically accessible through niche media such as Card Player Magazine, The Poker Gazette, Poker Player, All In Magazine, and Bluff Magazine. Each of these provides ready access to the card-playing demographic. In addition, we intend to rent appropriate mailing lists for a targeted direct mail, partner with large organizations involved in the poker arena, and utilize industry publications for public relations purposes by providing focused press releases and interviews.

Our initial sales push, however, will be through our internal sales team developing accounts with large clients, tournaments, and special events and through direct contact with poker clubs and businesses. We expect that 95% of our business dealings will be handled online. The computerized design and ordering system that is being developed by us will exceed the capabilities of anything on the market today. It will be this ability to add text, graphics, and borders to photos--in addition to customizing professionally designed templates with text and a selection of complementary colors available in preset palates--that will set us apart from the competition.

Our goal is to quickly establish a position in the marketplace in order to exploit this growth phase and try to achieve a sustainable lead on any future competition.

CUSTOMERS

Our target market includes:

     *    Individuals who host their own games and want a unique identifier
     *    Poker clubs that want to brand their identities
     * Poker tournaments that want to move beyond nondescript branding and attract more competitors
     *    Businesses that want a more useful advertising "giveaway"
     * Individuals and groups not directly associated with poker that would like to create customized gifts for special occasions (weddings, reunions, bar/bat mitzvahs, birthdays, etc.)
     *    Businesses wanting additional revenue-producing products

PRODUCT STRATEGY

We intend to offer a single product but with an almost infinite number of customization options for the consumer and business markets. The Company's principal product--customized, personalized decks of high quality playing cards--gives customers the ability to make personal statements about themselves, provide unique gifts, and advertise their business with an item that is both "cool" and "fun" or an ancillary product that can generate revenues for them.

Our products are designed to meet customer requirements for quality and value because of the raw materials, the high-end finishing, and the purchasing "experience" that allows for a high degree of customization using an innovative yet easy-to-use online process. The cards' quality and printing uniformity will make them suitable for competitive play. Conversely, many online custom cards fall into the "artisan" or craft category because there is too much variation in the printing process.

BUSINESS MODEL

Our business model is focused on extensively using the Internet for all commercial functions, from providing customers with design tools to order tracking, affiliate management, and customer relationship management. We believe that this will reduce the cycle time, increase our ability to retain customers, and keep its administrative costs low.

COMPETITION

Our competition in this market is Gemaco, Newt's Playing Cards, House of Cards India, and virtually any other company with a printer. It is even possible to purchase "playing card paper stock" and print personal cards from a home printer attached to ones computer.

However, we believe no competitor currently offers the combination of high quality/high value with low order size/low per-unit cost. Instead of providing customers with something unique and truly exciting, many companies in this market space instead focus, somewhat understandably, on maximizing the run times of their presses, which are a considerable capital investment. In doing this, they provide, among other options:

     * Single-color printing on a pre-selected background (e.g., marble or patterned)
     *    Photographic printing with little or no customization options

In addition, the minimum order may be as high as 50 decks.

For those companies willing to do small runs, sometimes as low as a single deck, the price rises to almost $30 per unit. Still, the printing variations in these cards, often utilizing "hot stamping" or silk screening," make them a novelty rather than a true playing card.

Our strategy for meeting the competition is to add to and improve the online design/purchasing experience; secure partnerships, licensing arrangements, and advertising co-op arrangements with high-visibility brand owners that Share our customer base (e.g., motorcycle manufacturers and dealers, military organizations, beer companies, etc.); and make sure that it stays "easy" to do business with us.

POTENTIAL RISKS TO OUR BUSINESS PLAN

Our top business risks include an unexpected drop in poker popularity, a severe economic slowing or recession, new laws regulating nongambling (for money or prizes) poker clubs, competition, and even growth that exceeds our ability to respond.

We face a possibility that the poker market will not be as strong or as sustainable as it expects. Tombstones strategy for minimizing risk in this area includes developing new product lines completely outside this market.

Though we do not expect local, state, or even federal laws regarding poker to change, it is possible that new regulations could impair our business.

By outsourcing production, we intend to maintain the ability to find new or additional suppliers to fill in during times of peak demand (seasonally), thereby mitigating the potential of being overwhelmed by orders.

MARKETING PLAN POTENTIAL

Responses from customers indicate that the intended product is attractive due to its custom features and speed, and we fully intend to capitalize on this trend. Inquiries from prospective customers suggest that there is considerable demand that we will be prepared to meet.

Our marketing strategy is to aggressively promote and support the significant features unique to the product and to use public relations media and web presence to clearly demonstrate the advantages of the product offerings.

These features include:

     *    Triple-laminated paper stock with a plastic finish
     * A high degree of available customization requiring little skill or computer knowledge
     * A cycle time that is dramatically shorter than the competitive printers
     *    Aggressive pricing

The proposed marketing mix includes advertising, affiliate support, banner ads, direct mail, a public relations campaign, and sponsorship of local and regional poker tournaments.

SALES STRATEGY

Our products will be available over the Web. Customers will be attracted to the Web site through our direct marketing to high-yield organizations (poker clubs, etc.) and businesses, and web advertising through numerous avenues.

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

DISTRIBUTION CHANNELS

Our marketing strategy includes selling the product through several channels, including direct to business for retail sales and promotions and direct to consumers. In all cases, we will be driving our products through our online website and catalog and design tool.

We will actively create and maintain house accounts for businesses and larger organizations.

ADVERTISING, PROMOTIONS, AND PUBLIC RELATIONS

Our advertising, promotions, and public relations strategy is to profile us as the premier distributor of this type of product in the market, based on finished quality and the design options available within the proprietary design Web tool, with a significant reduction in cycle time. One of the keys of the strategy is not to compete on price alone, thus avoiding any comparison in which it would be forced to deal with the product as a commodity.

We intend to utilize the following media and methods to carry its message to potential customers:

     * Internet promotions using Web search engines and, where appropriate, banner ads on complementary sites
     * Direct mail using the most suitable lists from industry magazines, poker clubs, and associated organizations
     *    Sponsorships of local and regional poker tournaments
     * Public relations campaigns to targeted publications stressing the unique attributes of the product and the process
     *    Print advertising in selected industry publications

On an ongoing basis, we intend to budget its advertising and marketing investment as a percentage of total sales. By consistently tracking the results of its campaigns, we intend to be able to determine the effectiveness of various initiatives. This will allow us to adjust this budget allocation appropriately to improve marketing efforts.

While some organizations break out public relations costs and strategies under separate categories, we believe that the interrelationship of the two disciplines demands that they be linked in budget and in strategic implementation.

PRODUCTION AND DELIVERY

Production will be provided by strategic partners and full-service printing and fulfillment companies with significant experience in producing playing cards. We do not have printing or delivery contracts in place but has investigated the availability of this resource and believes it has adequate access to printers. Key considerations in terms of production and delivery include the rising costs of fuel and electricity, transportation costs, availability of raw materials, adequate personnel to meet demand, and technology integration. At this time, we expect that it will hold no inventory.

Delivery options for the finished product are available to and paid for by the customer and processed through our Web site.

MARKET ANALYSIS

INDUSTRY ANALYSIS

The market for high-end personalized playing cards is a subset of the poker/gaming market and, as such, there are no reliable figures at this time to predict growth or even estimate the total size of the market. Motley Fool noted that growth at the World Series of Poker (WSOP) for in-person competition has grown more than 1,000% since 2000 and predicts 100% year-over-year growth for 2005 to 2006.

In 2003, according to most gaming industry sources, there was an explosion of interest in poker; the awareness was especially intense around the game called "Texas Holdem". The point of crystallization for all this attention was the debut of the World Poker Tour on the Travel Channel.

Trend information from Ubertrends.com (quoted in the Executive Summary of this plan) indicates that more than 50 million Americans play poker on a regular basis.

MARKET SEGMENT

We have identified six key market segments for its initial product line:

     *    Individuals who host their own games and want a unique identifier
     *    Poker clubs that want to brand their identities
     * Poker tournaments that want to move beyond nondescript branding and attract more competitors
     *    Businesses that want a useful "giveaway" or promotional tool
     * Individuals and groups not directly associated with poker that would like to create customized gifts for special occasions (weddings, reunions, bar/bat mitzvahs, birthdays, etc.)
     * Businesses that want to add our product to their line of promotional items for resale

STRENGTHS, WEAKNESSES, OPPORTUNITIES, AND THREATS (SWOT ANALYSIS)

STRENGTHS

     * Our management has been extensively involved in the core business (print and print design).
     * By outsourcing printing and production to strategic partners, we will not incur significant startup costs associated with the purchase of high-end digital printing equipment.
     * Outsourcing allows us to obtain other suppliers as needed without investing significant amounts of time or capital.
     * The product line will start small and well focused, allowing us to easily adapt to market changes.
     * The management team has extensive experience in Internet marketing and e-commerce, allowing us to fully capitalize on its customer base while reducing administrative costs.

WEAKNESSES

     * Because of its position as a startup, we are not a household name among prospective customers, and the cost to raise the Company to
          "top-of-mind"  awareness  will  be  higher  than  for  an  established company.
     * The order/production process will need to be tested during a phased rollout, which will delay our full production capabilities by 30 to 90 days.
     * Documented processes and procedures, along with the integrated technology deployment, are still in the development stage, and an unforeseen delay or loss of key personnel could hold up the product launch.


THREATS TO OUR BUSINESS PLAN

     * The fast-growing interest in poker could be a fad that burns out quickly, leaving a smaller core than expected.
     * A significant downturn in the American economy would reduce the amount of disposable income available to our target audience.
     * Other competitors could move quickly to match our performance by offering similar products and design amenities, forcing the Company to invest more than expected in product development.
     * Too much success too quickly could overwhelm our systems, creating order and fulfillment problems including the increased possibility of poor work slipping through to the marketplace, resulting in high levels of customer dissatisfaction.

CUSTOMER PROFILES

     * We believe that there are three common customer types that make up the Company's target market:

          * The most typical customer for our product is a male, 25 to 65 years old, with an outgoing personality and an interest in poker. The customer will believe that he has certain flair and will compete with his peers to demonstrate this as an actuality.
          * Poker clubs and regional tournaments that want something special to brand their events.
          * Businesses that purchase the product for special celebrations and to promote their organizations.

It is likely that potential customers are going to be familiar with similar and existing products and that they will accept Tombstones new offering provided that it can clearly and succinctly demonstrate the product advantages.

Complimentary products already in use by our potential customers include poker chips, bar supplies, banners, tabletop displays, and assorted collaterals that support the card-playing industry. Indeed, these items are so ubiquitous (and so ordinary) that we believe it actively promotes the purchase of a custom product from us as a key differentiator.

PRODUCT STRATEGY

CURRENT PRODUCT

We initially plan on offering a single product with multiple variations and extensions for the poker and gaming market, including:

          *    Customizable photo playing cards
          *    Customizable templated playing cards
          *    Business services that support logos and integrated customization

Our playing cards, the principal proposed product, consist of a standard deck of poker-sized cards, printed in full color and packaged in a hard, clear plastic box that enables the custom design to be seen and displayed. Development of new products and existing product upgrades for the normal course of business is planned for 2006.

PROPRIETARY TECHNOLOGY/INTELLECTUAL PROPERTY

Our products will be protected under the following:

          * TOMBSTONE Cards is the trademark of Tombstone Cards, Inc. Registration of the service mark is in process.
          * The Company owns the domain names "tombstonecards.com" and "tombstone-cards.com."
          * The Company is in the process of developing proprietary templates, a custom "pip" design for the faces of the cards, and an associated customization process for the Web.

PRODUCT LIFE CYCLES

The life cycle for the customized playing cards depends on how and when they are used. Cards used by individuals can last for weeks or months, depending on frequency of use; those used in tournament play will be suitable for only one usage.

However, the actual life cycle of the product is not what drives repeat business; instead, it is the perceived value of the product and how it supports the branding or personal identification of the customer.

Because playing cards have been around for so long, usage or adoption will not be a limiting factor. Instead, the Company's ability to continue to produce more options for the repeat buyer while increasing the size of the market will be critical.

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

PRODUCT SELECTION/DEVELOPMENT CRITERIA

Because marketing is, or can be, a very large expense, it is where a great deal of our effort is applied. To this end, customer focus is a very important criterion. The idea is to retain customers by continually offering them a valuable product or service, thereby diminishing costs of reaching and appealing to them.

We realize that development projects are steadily growing more expensive. To ensure the best possible product decisions, it has implemented the following criteria for evaluating and selecting projects:

          *    Does the product fit in with the core business?
          * Does the product increase the customer base or merely cannibalize it?
          * Can it develop a product aspect that is unique while still being reproducible in large numbers?
          *    Do clients want or need this product?

We will use outside material providers when they have a body of knowledge useful to expedite the development of our product. Providers are selected based on their expertise, active participation, reputation, and success in their field, plus the overall quality of their workmanship. When beneficial, we will seek to blend the ideas of several suppliers to create an optimal hybrid product delivering the greatest benefits to customers. These third-party developments are created as "works for hire," and the intellectual property becomes the sole property of us.

It is our philosophy that a product line must be improved, changed, or expanded every three months in order to be in a competitive position offer, market value, and offer competitive price point. We must maintain the ability to adapt as the environment, market demand, customers' needs, and Tombstones capabilities change.

TESTING

Our web technology is being developed to allow products to be tested for their ability to be manufactured and be ready for market in January 2007. A pilot run was successfully completed in mid-September 2005 but without our software tools.

We intend to test the following tasks and operations in the pilot production process:

TASK/OPERATION

          *    Product technology and methods
          *    Key parts and vendors
          *    Processing sequence and repeatability
          *    Capital equipment and vendors
          *    Specifications and control measures
          *    Production lead time and volume standards

Processes are being validated to ensure optimal cost-effective, quality output.

Testing has been conducted since January 2006 and will continue through December 2006 at various facilities and those of our strategic partners/providers of services.

Volume testing will be accomplished by printing customized cards as demos for salespeople, early adapters, selected test outlets, and our corporate use. During this test phase, we will be working with the actual printing process as well as the order and inventory system, Web tools shopping cart, and credit verification systems.

INVENTORY, PRODUCTION COSTS, AND CAPITAL INVESTMENT

Key factors in the manufacturing and distribution processes include:

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

          * Cost, availability, and lead time required for delivery of specialized paper
          *    Press availability
          *    Cost of template and graphic development
          *    Shipping costs
          *    Internet availability and security

Raw materials, components, and subassemblies required for production include paper, ink, tuck boxes, plastic boxes, shrink-wrap, and mailing supplies. We intend to will make every effort to identify competing suppliers where possible. Inventory requirements will be adjusted as sales and production ramp up. Because the paper itself is imported from mills in France, it will be the key factor regarding inventory levels based on delivery lead times.

KEY SUPPLIERS

Key suppliers may include:

* Glatfelter Paper - Paper (black liner board)              (not under contract)
* Data 393 - Web hosting/application servers                (not under contract)
* Viateknet - Computers, equipment, and Internet services   (not under contract)
* Goggleboy Studios, Inc. - Web site interface              (not under contract)

We intend to order or engage these suppliers on an as needed, project by project basis.

UNIT PRICE

We are targeting a first-year run of 200,000 units (decks). The full price for each unit is between $5 and $8, and the expected average unit sales price, based on the projected customer mix, will be $5.86 per unit.

In comparison to other companies, we believe our products can be produced quickly and economically by utilizing digital technologies in order processing, payments, scheduling, and the printing itself. Because it does not invest in equipment it will not be tied to obsolete processes and technologies and, if need be, can move from one supplier to another.

UNIT COST

We project that unit cost will be approximately $2.86 per unit at startup. We believe that we can reduce this cost as it ramps up and gain economies of scale in purchasing and production.

INVENTORY COSTS

We intend to produce customizable decks of cards, using specialized paper through subcontractors. However, by working with its service providers, we believe we can avoid having significant inventory costs, since they will already have the paper in stock and we will use that stock.
Due to the production process, where the faces (or pips) are printed separately from the customized backs and then held for finalization, we anticipate having a relatively small amount of capital tied up month-to-month by Work in Progress
(WIP).

LABOR COSTS

We have no current employees, excluding our officers and contracted consultants. The designers and consultants that we will retain and will be hired and paid on a per-project basis. When we obtain the necessary financing and is ready to launch the product, additional staff will be hired to serve in customer service and in-house sales.

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

CAPITAL EQUIPMENT PURCHASES AND MAINTENANCE COSTS

We do not anticipate making significant investments into equipment, instead relying on suppliers, affiliates, and strategic partners to use their equipment as part of their contractual obligations.

Where we will make capital purchases is for general office support and may include:

          *    Office computers, servers, routers, and connectivity hardware
          *    Office software (Microsoft Office, financial software, etc.)
          *    A multi-line telephone system
          *    Office furniture

We will make every effort to obtain the best possible deal and will look into the "used" market where possible.

ADDITIONAL SPACE REQUIREMENTS

We will need office space and intend to look in the Boulder/Longmont Colorado Corridor. We anticipate renting approximately 3,000 square feet at $15 per square foot. One of the keys to office selection will be the availability of high-speed Internet access to support a Virtual Private Network (VPN) connection by our computer services provider.

PACKAGING AND TRANSPORTATION

These last steps in the manufacturing process are important in establishing the desired image for the consumer. Of the standard packaging treatments available, the best choice for our needs is a combination of generic boxes branded with pre-printed custom mailing labels. Because customer orders can vary in size significantly, it does not seem cost efficient to use pre-printed shipping boxes. In addition, smaller orders may be shrink-wrapped and packed in poly-bags or mailers. Because this is a readily available form of packaging and a simple packaging process, considerable savings can be realized.

FULFILLMENT

Fulfillment is an important part of customer satisfaction, and we will utilize a third party in order to ship the product as it comes off the production line. We will use computer tracking to monitor and manage the delivery of products and, where possible, offer customers the opportunity to track their shipments over the Web. We believe that this will help to ensure customer satisfaction and repeat sales.

SHIPPING

Our product transportation will be via the U.S. Postal Service, UPS, or an overnight delivery supplier. The method of delivery will depend on the size of the order along with any shipping options chosen by the customer.

COMPETITIVE ANALYSIS

Currently, our marketplace is shared by numerous competitors, including:

     *    Newts Playing Cards
     *    Gemaco
     *    House of Cards
     *    Kardwell
     *    Playing Cards India

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
A quick Internet search under "playing cards, personalized" yields 2.5 million results. Certainly not all of these are actual manufacturers but, because all it really takes to enter the business is a printing press and a few sheets of paper, it can safely be said that the market is not empty.

Even with this apparent abundance of competition our management believes there is an opportunity for our business model because turnaround times for traditional printing companies tend to be measured in weeks and the minimum run generally begins at 50 units. If, on the other hand, the competition is focused on the individual sale and single unit, the prices are relatively high, with a price point close to $30 per deck.

Although some printers offer customization, these are extremely limited offerings (one or two colors on a standard background), have poor production values (look and feel of the finished product), and up-charge for full color and customization.

Based on our management analysis, though the competitive field is, at first glance, relatively crowded, we believe that other companies' products are not sufficiently developed as to move them beyond the commodity level. Our intent is to provide customers an opportunity to design cards that are uniquely their own and yet stay within a certain structure by providing five development areas:

     * The ability to upload photos and customize them through cropping, re-centering, and adding graphics, borders, and curvilinear/linear text
     *    The  ability  to  upload   print-ready   designs  for  businesses  and
          organizations
     * The ability to customize an expanding selection of professionally designed templates, including color palates and text
     * The ability to come to us for design work (photo enhancement and tinting), graphics design, and integration for high-end custom work
     * Selling and integrating our "storefront" technology for affiliates in order to expand Tombstones market penetration

Our Internet software is designed to allow structured pricing for each demographic segment based on customer value, expected lifetime value, order size, and complexity.

Though there is a relatively low barrier to entry into the customized playing-card market, this apparent opportunity exists mostly because the product is so ill-defined and there is a wide variation regarding what is acceptable. "Artisan" cards may be suitable for gifts and special occasions, but wide variations inherent in the printing processes used render these cards unsuitable for competitive play. Part of our branding and positioning will stress the high quality of the finished product which, when combined with rigorous testing and quality control procedures that we will put in place, make the cards suitable for "tournament and casino play."

SALES OBJECTIVES

Our sales objective is $1 million in the first year.

To achieve this objective, we plan to actively promote our product through a carefully designed marketing mix of advertising, public relations, event sponsorships, and direct mail while solidifying and expanding our distribution channels, establishing strategic partnerships, and introducing new products.

CAPITAL REQUIREMENTS

Our initial total capital requirements are projected at $1 million, which it believes is sufficient for operations for the next twelve months under its initial budget.

These funds will be used to:

     *    Finalize the proprietary Web customization program
     *    Implement the company marketing plan
     *    Hire staff
     *    Build out the company's infrastructure
     * Augment company staff to support and sustain prolonged growth under the new marketing plan
     *    Maintain working capital

WEB SALES AT TOMBSTONECARDS.COM

The primary sales goal of our marketing effort will be to reach out to businesses and organizations along with affinity group customers and drive them to visit WWW.TOMBSTONECARDS.COM. Once there, they can create and order products through a Web application that is easy to use, intuitive, powerful, and fun.

For online sales, we are in the process of establishing required relationships with an outside vendor to process orders and provide credit card verification. The vendor will also provide a system and services for enhanced fraud detection and scoring as well as additional services for fulfillment messaging, tax calculation, territory management, export control, and digital certificate distribution and management.

Currently, our Web site is a demo version only. It is in the process of finalization and will be completed by the beginning of the third quarter 2006.

We will track online sales revenue based on reference codes (Sales Key Codes) to measure the effectiveness of our various marketing efforts. All of our literature and promotional materials promote the Web site. Online tracking features also help us track where customers have clicked through from another site and the areas they actually visit on our site.

OUR INTERNET FUTURE

The Internet will continue to be a critical part of our future, and it is imperative that we continue to invest in refining our product offerings, our online design systems, and the integration of its back-office infrastructure in order to maintain a competitive advantage. Funds for this ongoing work have been allocated under the marketing and sales budget.

INTERNET MARKETING STRATEGY

The Internet will serve as a primary interface with the customer. It will provide opportunities to promote the Company to potential customers, provide user design functions and a secure ordering portal (through Secure Socket Layer or SSL), process payments, allow tracking of shipments, and provide a simple point of contact with our customer base.

MARKETING APPROACH

We will promote our Web site as if it were a product because we believe the experience of design is an important part of the package that we are providing. All of our marketing materials will promote the Web site instead of office locations; we will be, for all intents and purposes, a Web-based company.

KEY-WORD SEARCH BANNERS

The Web site will be built incorporating critical key words and meta tags. Though this will help the Web site show up in searches from the major search engines, it does not guarantee a high placement (page 1) in results. This will only come by securing an agreement with the search engines and becoming a sponsor; this cost is associated with marketing.

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

HOT LINKS AND REFERRAL INCENTIVES

As we grow, we plan to use strategically placed hot links from other online locations, including links through paid banner ads.

We will offer an affiliate program enabling selected clients to set up access to our sales portal on their sites. Payment to the referring client will be the difference between their established wholesale cost and their retail pricing.

We will be able to positively track affiliate numbers of the referring Web site all the way through to order placement. We believe this is crucial for convincing referring sites to point to our site.

ONLINE CATALOG AND SHOWROOM

Our site, TombstoneCards.com will serve as an online store with a catalog and an advanced design function giving our customers a way to see everything they might need in order to make a buying decision.

These pages will include:

     *    Answers to Frequently Asked Questions
     *    Samples of completed work (used with permission)
     *    Product benefits
     *    Customer quotes, success stories, and case studies
     *    Product specifications
     *    Shipping options
     *    Access to clients' order history secured by password and SSL

In addition, the Web site will provide:

     *    Product details and competitive advantages
     *    Management information
     *    Press information and PR archives
     *    Affiliate tracking options
     *    Investor information (secure)

MARKETING PARTNERS

In creating the shopping portal within the Web site, we are in the process of selecting a software tool that will provide marketing tools (customer opt-in e-mail, Customer Relationship Management (CRM), various pricing levels by assigned attributes, gift certificates, etc.) that will form a strong foundation from which to build.

CONTENT--BUSINESS RESOURCES

On the Internet, content is king. However, this content should not get in the way of our primary goal: letting potential customers experience the design functionality of the site and, ultimately, place their orders. Keeping that in mind, the Web site will offer links to sites of interest to our customers, including:

     *    Links to popular publications
     *    Card-playing rules and professional advice
     *    Tournament information


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

STRATEGIC MARKETING ALLIANCES

In order to build on our online offerings, we intend to develop strategic alliances that add value and revenue streams. This may include licensing arrangements with well-known brands that appeal to our core customers and exploring advertising co-op arrangements. Our management will try to establish relationships with five to 10 key partners/licensors that will be included on www.tombstonecards.com and define how the model will work for each agreement, depending on the expected exposure and revenue stream.

PRICING

We will only be offering its product to individuals, groups, and businesses at street prices. This structure will vary based on the size and/or frequency of the order. This policy may be adjusted as sales and conditions Warrant.

INTERNATIONAL

At this time, we do not intend to offer international sales (with the exception of Canada) in the first year of operation. Any orders coming in over the Internet from outside these areas will be treated on an individual basis.

REPORTS

Because of the integrated software architecture (Web and back-office functions), we will be able to have comprehensive data available in real time. This information includes how many visitors go to the site, where they came from (links from search engines or alliance partners' sites or straight to tombstonecards.com), which Web pages were hit most often (stack-ranked highest to lowest), total sales, and the sales conversion rate.

COSTS/BUDGET

Our development of the Web site, along with development of the .Net customization framework, has begun. We expect that development costs for the Web site will run at $70,000. Integration of the various software packages is not included in that price, and is projected at $100,000.

PRIVACY AND SECURITY

Data security and privacy are key elements in achieving market acceptance of our online services. Our Privacy/Security strategy includes:

     * Firewall protection with password-protected access to partitioned sections of each subscriber's files, with 100% subscriber control of subscriber-designated access by authorized viewers/collaborators
     *    Use of the Verisign Pay Pro system to verify credit card information

Publication and promotion of our Privacy and Security Policies, including our positions on information collection and sharing, information security and protection, e-mail privacy and online surveys, the use of cookies, anonymous browsing, children's online privacy protection, Web site links, future changes to privacy policies, etc., will all be available on the site.

INTERNET AND INTEGRATED TECHNOLOGY STRATEGY

The Internet is critical to the business of our plan and, as such, will play two roles in its success.

We will be using the Web for multiple reasons that include  Business-to-Consumer
(B2C)   and   Business-to-Business   direct   sales,   and  data   sharing/order
management/finance within the Company.

The system will provide the framework in which the Company operates, from taking orders to computing taxes and shipping rates and providing the ability for customers to track their own orders.

The Internet will provide the architecture that will allow us to provide an interactive, highly visual experience to its customers by allowing extensive amounts of real-time customization, right down to the ability to print a low-resolution sample of how their finished products will look.

These two functions actually require two different architectures that, in order to operate most effectively, are linked. The architecture (servers, routers, firewall, applications, etc.) will be hosted at a Tier 1 data center that will provide backup power and 24x7 monitoring, instant scalability to handle growth, and biometric physical security--all of which we believe will result in a reduction in Total Cost of Ownership (TCO) versus local hosting, along with better overall performance.

The primary public interface will be through the Company's Web site (www.tombstonecards.com). This site will be part of a secure portal through which customers can interact with the Company by customizing their orders, uploading photos, placing their orders, and paying for them by credit card or PayPal. The back-end of this system will support tracking the production and delivery of the order and will be the primary method for customer service. Secondary customer service will be provided by representatives at the Colorado offices of the Company.

Customer Relationship Management (CRM) functionality will be provided through the shopping interface and will allow for customer support, sales information, and e-mail push sales. Our financial management software will be directly linked to the sales database, allowing real-time data mining.

By automating these processes and making them available online, we effectively reduce administrative costs along with the possibility of errors associated with re-keying data.

At the same time, this approach positions us to most effectively track and manage our activities relative to the market opportunity, enabling a swift response to sudden shifts in demand, new market trends, and changes in customer requirements.

Though these servers and programs will interact with our Web site, processing orders and maintaining customer data, they will, for security reasons, sit behind the data center firewall accessible only through the Virtual Private Network (VPN) connections from the our Offices and be further restricted by password-protected access for Company staff, based on database permissions. Offsite backup of data will be arranged on a regular basis.

VISION, MISSION and GOALS

VISION

By 2007, we hope to be known as a premier provider of customized playing cards in the gaming and poker-playing industry, serving individuals, groups, and businesses. Capitalizing on the growth in the card-playing arena, we intend to have developed new, complementary product lines in order to broaden its offerings and will have marketed these products to an expanding customer base.

OUR GOALS

In order for us to attain the results as described in its vision and mission statements, we must achieve the following primary strategic goals: (Note: these are "goals" only and there is no assurance whatsoever that we can successfully achieve all or any of these goals.)

Operations: By 4Q 2006, we plan to design and develop the infrastructure necessary to support the sales goals. Our Internet site is planned to be fully operational, and the first orders able to be processed. We are designing ability to quickly scale operations will be embedded in the technology and operational architecture.

Products: In order to encourage repeat business, we intend to continue to expand and refine our initial product line by offering new templates, services, and options on an ongoing and regular basis.

Market: By January 2007, our target is to reach 2,000 customers, including at least repeat customers, and attempt to achieve a base of 500 customers per month. To serve these customers and bind them to the Company, we plan to add even more functionality to our Web system, and continue to add new design options and templates.

Sales: By December 2008, our monthly sales goal is $1 million. We hope to establish our products as known in the gaming industry for high quality and are suitable for casual play, tournaments, and even casino competition.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as: anticipate, believe, plan, expect, future, intend and similar expressions, to identify such forward-looking statements. Actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced as described in this Risk Factors section and elsewhere in this prospectus. Factors which may cause the actual results or the actual plan of operations to vary include, among other things, decisions of the board of directors not to pursue a specific course of action based on its re-assessment of the facts or new facts, or changes in general economic conditions and those other factors set out in this prospectus.

REPORTS TO SECURITY HOLDERS

We will voluntarily make available to securities holders an annual report, including audited financials on Form 10-K or Form 10-KSB. We are not currently a fully reporting company, but upon effectiveness of this registration statement, will be required to file reports with the SEC pursuant to the Securities exchange Act of 1934.

The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 100 F Street, N.E. Room 1580, Washington, DC 20549. The public may obtain information about the operation of the Public Reference Room by calling the Sec at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.


PLAN OF OPERATION

The following table presents the projected Budget for the next twelve months, to be funded through this offering. We anticipate using the funds raised by this Offering to pay listed categories pro rata. Management will have complete discretionary control over the actual utilization of said funds and there can be no assurance as to the manner or time in which said funds will be utilized.

                                 LIMITED BUDGET
------------------------------------------ ----------------------------------
Salaries                                                            $150,000
Equipment                                                           $ 50,000
Marketing                                                           $200,000
General and Administrative                                          $100,000
Working Capital                                                     $300,000
Website Development                                                 $100,000
------------------------------------------ ----------------------------------

Although we reserve the right to reallocate the funds according to changing events, we believe the cash on hand is sufficient to fund our initial capital requirements on a limited budget for a period of twelve months. There can be no assurance we will not require additional funds. The availability and terms of any future financing will depend on market and other conditions. The amount of proceeds and uses are based upon the projections by our Management, which may also change according to unforeseen future events and market changes.

                BUDGET ASSUMING "A" AND "OTHER" WARRANT EXERCISE

==================================================== ============= =============== ============= =================
 EXPENDITURE ITEM                                        25%            50%            75%             100%
---------------------------------------------------- ------------- --------------- ------------- -----------------
Salaries                                               $  150,000      $  300,000    $  450,000        $  600,000
Equipment                                              $  150,000      $  300,000    $  450,000        $  600,000
Marketing                                              $  250,000      $  500,000    $  750,000        $1,000,000
General & Administrative                               $  150,000      $  300,000    $  450,000        $  600,000
Working Capital                                        $  253,125      $  506,250    $  759,375        $1,012,500
Website Development                                    $   50,000      $  100,000    $  150,000        $  200,000
---------------------------------------------------- ------------- --------------- ------------- -----------------
TOTAL                                                  $1,003,125      $2,006,250    $3,009,375        $4,012,500
                                                       ----------      ----------    ----------        ----------
==================================================== ============= =============== ============= =================

OFF BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements.

DESCRIPTION OF PROPERTY

We do not own any property, real or otherwise. For the first year, we will conduct administrative affairs from the office located in the home of our Chairman and CFO, Neil A. Cox, at no cost to the company.

We do not have any investments or interests in any real estate. We do not invest in real estate mortgages, nor do we invest in securities of, or interests in, persons primarily engaged in real estate activities.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the stock transactions discussed below, we have not entered into any transaction nor are there any proposed transactions in which any founder, director, executive officer, Shareholder of our company or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

On  July  6,  2005,  we  sold  500,000   Shares  of  our  Common  Stock  to  our
CFO/Secretary/Treasurer (Neil A. Cox) for $5,000, or $.01 per Share. Our Common Stock had no quoted market value on the date of the transaction.

On July 14, 2005, we sold 500,000 Shares of our Common Stock to our President (John N. Harris) for $5,000, or $.01 per Share. Our Common Stock had no quoted market value on the date of the transaction.

During July and August 2005, we sold 500,000 Shares of our Common Stock to a various investors for $5,000, or $.01 per Share. Our Common Stock had no quoted market value on the date of the transaction

We have engaged as a consultant which Agreement provides for the vesting of 600,000 Warrants to purchase Shares at $0.55 per Share.

There are no promoters being used in relation to this offering. No person who may, in the future, be considered a promoter of this offering, will receive or expect to receive assets, services or other considerations from our company. No assets will be, nor expected to be, acquired from any promoter on behalf of the company. We have not entered into any agreements that require disclosure to the Shareholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

Currently there is no public trading market for our stock, and we have not applied to have the Common Stock listed. We intend to apply to have the Common Stock quoted on the OTC Bulletin Board immediately after filing this registration statement. No trading symbol has yet been assigned.

The offering of the Shares registered hereby could have a material negative effect on the market price for the stock if it is approved for quotation on the OTC / BB.

RULES GOVERNING LOW-PRICE STOCKS THAT MAY AFFECT OUR SHAREHOLDERS' ABILITY TO RESELL SHARES OF OUR COMMON STOCK

Our stock currently is not traded on any stock exchange or quoted on any stock quotation system. After filing the registration statement in which this prospectus is included, we intend to solicit a broker to apply for quotation of Common Stock on the NASD's OTC/BB.

Quotations on the OTC/BB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions. Our Common Stock will be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities. The additional sales practice and disclosure requirements imposed upon broker-dealers are and may discourage broker-dealers from effecting transactions in our Shares which could severely limit the market liquidity of the Shares and impede the sale of Shares in the secondary market.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser's written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

HOLDERS

As of the filing of this prospectus, we have 36 Shareholders of record of our company's Common Stock. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the Shares proposed to be sold for at least 2 years, is entitled to sell Shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold 1,025,000 Shares, which may be sold pursuant to this Registration Statement

DIVIDENDS

As of the filing of this prospectus, we have not paid any dividends to Shareholders. There are no restrictions which would limit our ability to pay dividends on common equity or that are likely to do so in the future. The Colorado Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend; we would not be able to pay its debts as they become due in the usual course of business; or its total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of Shareholders who have preferential rights superior to those receiving the distribution.

EXECUTIVE AND DIRECTORS COMPENSATION

                                  COMPENSATION

                   SUMMARY OF SCHEDULED EXECUTIVE COMPENSATION

                                              ANNUAL COMPENSATION
------------------------------------- --------- ------------ ------------ ------------------- ------------- --------------
Name & Principal Position             Fiscal    Salary ($)   Bonus ($)    Other       Annual  Restricted    Securities
                                      Year                                Compensation ($)    Stock         Underlying
                                      2006                                                    Award(s) ($)  Options/
                                                                                                            SARS (#)
------------------------------------- --------- ------------ ------------ ------------------- ------------- --------------
Neil A. Cox, Chairman & CFO &                   $36,000      $0           $0                  $0            0
Director
------------------------------------- --------- ------------ ------------ ------------------- ------------- --------------
John N. Harris, President & Director            $36,000      $0           $0                  $0            0
------------------------------------- --------- ------------ ------------ ------------------- ------------- --------------
William  H.  Reilly,  COO  &  CTO  &            $42,000      $0           $0                  $0            0
Director
------------------------------------- --------- ------------ ------------ ------------------- ------------- --------------

Directors receive no compensation for serving.

FINANCIAL STATEMENTS

The financial statements of Tombstone Cards, Inc. appear on pages F-1 through F-11.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

Not applicable.

                              TOMBSTONE CARDS, INC.
                         (FORMERLY STACK THE DECK, INC.)
                          (A DEVELOPMENT STAGE COMPANY)

                              Financial Statements

                                  June 30, 2006

     (with Report of Independent Registered Public Accounting Firm Thereon)

                             TOMBSTONE CARDS, INC.
                        (formerly Stack the Deck, Inc.)
                         (A Development Stage Company)
                         Index to Financial Statements

                                                                                                            Page
                                                                                                        -------------

Report of Independent Registered Public Accounting Firm.....................................................F-2

Balance Sheets at June 30, 2006 and December 31, 2005.......................................................F-3

Statements of Operations for the six months ended June 30, 2006,  from April 29,
     2005 (Inception) through December 31, 2005 and
     from April 29, 2005 (Inception) through June 30, 2006..................................................F-4

Statement of Changes in Shareholders' Equity for the period from
     April 29, 2005 (Inception) through June 30, 2006.......................................................F-5

Statements of Cash Flows for the six months ended June 30, 2006,  from April 29,
     2005 (Inception) through December 31, 2005 and
     from April 29, 2005 (Inception) through June 30, 2006..................................................F-6

Notes to Financial Statements...............................................................................F-7


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Directors and Shareholders
Tombstone Cards, Inc.:


We have audited the accompanying balance sheets of Tombstone Cards, Inc. (Formerly Stack the Deck, Inc.) (A Development Stage Company) as of June 30, 2006 and December 31, 2005, and the related statement of operations, changes in shareholders' equity, and cash flows for the six months ended June 30, 2006, the period from April 29, 2005 (inception) through December 31, 2005, and the period from April 29, 2005 (inception) through June 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tombstone Cards, Inc. as of June 30, 2006 and December 31, 2005, and the results of its operations and its cash flows for the six months ended June 30, 2006, the period from April 29, 2005 (inception) through December 31, 2005, and the period from April 29, 2005 (inception) through June 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered an operating loss since inception, which raises a substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Cordovano and Honeck LLP
______________________________
Cordovano and Honeck LLP
Englewood, Colorado
August 10, 2006

                             Tombstone Cards, Inc.
                        (formerly Stack the Deck, Inc.)
                         (A Development Stage Company)

                                 Balance Sheets

                                                                                           June 30,          December 31,
                                                                                             2006                2005
                                                                                        ----------------   -----------------
                                     ASSETS
Current assets:
    Cash........................................................................        $     202,678      $        6,286
                                                                                        ----------------   -----------------

                                                                                        $     202,678      $        6,286
                                                                                        ================   =================

                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable and accrued liabilities....................................        $      13,079      $        2,538
                                                                                        ----------------   -----------------
                  Total current liabilities.....................................               13,079               2,538
                                                                                        ----------------   -----------------

Shareholders' equity (Note 3):
    Common stock, no par value; 100,000,000 shares authorized,
       1,930,000 and 1,500,000 shares issued and outstanding, respectively......              214,305              12,000
    Additional paid-in capital..................................................               22,251              10,000
    Deficit accumulated during development stage................................              (46,957)            (18,252)
                                                                                        ----------------   -----------------

                  Total shareholders' equity....................................              189,599               3,748
                                                                                        ----------------   -----------------

                                                                                        $     202,678      $        6,286
                                                                                        ================   =================
















                See accompanying notes to financial statements.

                             Tombstone Cards, Inc.
                        (formerly Stack the Deck, Inc.)
                         (A Development Stage Company)

                            Statements of Operations


                                                                   For the         April 29, 2005     April 29, 2005
                                                                  Six Months        (Inception)        (Inception)
                                                                    Ended             Through            Through
                                                                   June 30,         December 31,         June 30,
                                                                     2006               2005               2006
                                                               -----------------  -----------------  -----------------

Expenses:
    Contributed services by founders (Note 2)................  $       10,000     $       10,000     $       20,000
    Stock-based compensation (Note 3):
       Common stock options..................................           2,251                 --              2,251
    Selling, general and administrative expenses.............          16,904              8,252             25,156
                                                               -----------------  -----------------  -----------------

                    Loss from operations.....................         (29,155)           (18,252)           (47,407)
Other income:
    Interest income..........................................             450                 --                450
                                                               -----------------  -----------------  -----------------

                    Loss before income taxes.................         (28,705)           (18,252)           (46,957)

Income tax provision (Note 4)................................              --                 --                 --
                                                               -----------------  -----------------  -----------------

                    Net loss.................................  $      (28,705)    $      (18,252)    $      (46,957)
                                                               =================  =================  =================

Basic and diluted loss per share.............................  $        (0.02)    $        (0.01)
                                                               =================  =================

Basic and diluted weighted average
    common shares outstanding................................  $    1,603,810     $    1,500,000
                                                               =================  =================




                See accompanying notes to financial statements.

                             Tombstone Cards, Inc.
                        (formerly Stack the Deck, Inc.)
                         (A Development Stage Company)

                 Statements of Changes in Stockholders' Equity

                                                                                                           Deficit
                                                                                                        Accumulated
                                                                                     Additional             During
                                                         Common Stock                 Paid-in           Development
                                                  -------------------------------
                                                     Shares           Amount           Capital              Stage          Total
                                                  -------------   ---------------  ----------------   ---------------- -------------

Balance at
    April 29, 2005  (inception).................           --     $           --   $             --   $            --  $         --

July and August 2005, sale of common
    stock at $0.01 per share, net of $3,000
    in offering costs (Note 3)..................    1,500,000             12,000                 --                --        12,000
Contributed services by founders (Note 2).......           --                 --             10,000                --        10,000
Net loss........................................           --                 --                 --           (18,252)      (18,252)
                                                  -------------   ---------------  ----------------   ---------------- -------------

Balance at
    December 31, 2005...........................   1,500,000              12,000             10,000           (18,252)        3,748

April through June 2006, sale of common
    stock at $0.50 per share, net of $12,695
    in offering costs (Note 3)..................     430,000             202,305                 --                --       202,305
May 2006, granted stock options (Note 3)........          --                  --              2,251                --         2,251
Contributed services by founders (Note 2).......          --                  --             10,000                --        10,000
Net loss........................................          --                  --                 --           (28,705)      (28,705)
                                                 -------------   ----------------  ----------------   ---------------- -------------

Balance at
    June 30, 2006...............................   1,930,000     $       214,305   $         22,251   $       (46,957)  $   189,599
                                                 =============   ================  ================   ================ =============



                 See accompanying notes to financial statements.

                             Tombstone Cards, Inc.
                        (formerly Stack the Deck, Inc.)
                         (A Development Stage Company)


                            Statements of Cash Flows

                                                                   For the          April 29, 2005     April 29, 2005
                                                                  Six Months         (Inception)        (Inception)
                                                                    Ended              Through            Through
                                                                   June 30,          December 31,         June 30,
                                                                     2006                2005               2006
                                                               -----------------   -----------------  -----------------

Cash flows from operating activities:
    Net loss..............................................     $        (28,705)   $       (18,252)   $       (46,957)
    Adjustments to reconcile net loss to net cash
       used in operating activities:
          Contributed services (Note 2)...................               10,000             10,000             20,000
          Stock-based compensation (Note 3)...............                2,251                 --              2,251
          Changes in operating liabilies:
             Increase in accounts payable.................               10,541              2,538             13,079
                                                               -----------------   -----------------  -----------------
                      Net cash used in
                         operating activities.............               (5,913)            (5,714)           (11,627)
                                                               -----------------   -----------------  -----------------

Cash flows from financing activities:
    Proceeds from sale of common stock....................              215,000             15,000            230,000
    Payments for stock offering costs.....................              (12,695)            (3,000)           (15,695)
                                                               -----------------   -----------------  -----------------
                      Net cash provided by
                         financing activities.............              202,305             12,000            214,305
                                                               -----------------   -----------------  -----------------

                      Net change in cash and
                         cash equivalents.................              196,392              6,286            202,678

Cash and cash equivalents:
    Beginning of period...................................                6,286                 --                 --
                                                               -----------------   -----------------  -----------------

    End of period.........................................     $        202,678    $         6,286    $       202,678
                                                               =================   =================  =================

Supplemental  disclosure of cash flow  information:
 Cash paid during the period for:
       Income taxes.....................................       $             --    $           --     $            --
                                                               =================   =================  =================
       Interest.....................................           $             --    $           --     $            --
                                                               =================   =================  =================




                 See accompanying notes to financial statements.

                              TOMBSTONE CARDS, INC.
                         (FORMERLY STACK THE DECK, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

Tombstone Cards, Inc. (referenced as "we", "us", "our" in the accompanying notes) was incorporated in the State of Colorado on April 29, 2005. We were organized to engage in the business of manufacturing and selling personalized playing cards.

Our accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, we are a development stage company with no revenues as of June 30, 2006, and have incurred a loss from operations of $47,407 for the period from April 29, 2005 (inception) through June 30, 2006. These factors among others may indicate that we will be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Our continuation as a going concern is dependent on our ability to generate sufficient cash flow to meet our obligations on a timely basis and ultimately to attain profitability. Our management intends to seek additional funding through equity offerings during 2006 to help fund the Company's operation as it expands.

DEVELOPMENT STAGE COMPANY

We are in the development stage in accordance with the Financial Accounting Standards Board's Statements of Financial Accounting Standards ("SFAS") No. 7 ACCOUNTING AND REPORTING BY DEVELOPMENT STAGE ENTERPRISES.

USE OF ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

We consider all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. We had no cash equivalents at June 30, 2006 or December 31, 2005.

INCOME TAXES

We account for income taxes under the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

EARNINGS (LOSS) PER COMMON SHARE

Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares (the denominator) for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

                              TOMBSTONE CARDS, INC.
                         (FORMERLY STACK THE DECK, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

At June 30, 2006 and December 31, 2005, there were no variances between basic and diluted loss per share as the impact of any common stock equivalents would have been anti-dilutive.

STOCK-BASED COMPENSATION

In December 2004, the FASB issued FASB Statement No. 123(R), Share-Based Payment, which is a revision to FASB Statement No. 123, Accounting for Stock-Based Compensation (FASB 123). FASB Statement No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. We adopted the fair value based method of accounting for share-based payments effective January 1, 2006 using the modified prospective method described in FASB Statement No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure. The modified prospective method requires companies to record compensation cost beginning with the effective date based on the requirements of FASB Statement No. 123(R) for all share-based payments granted after the effective date. There were no share-based payments granted prior to the effective date.

YEAR-END

Our year-end is December 31.

(2) RELATED PARTY TRANSACTIONS

On  July  6,  2005,  we  sold  500,000   shares  of  our  common  stock  to  our
CFO/Secretary/Treasurer (Neil A. Cox) for $5,000, or $.01 per share. Our common stock had no quoted market value on the date of the transaction.

On July 14, 2005, we sold 500,000 shares of our common stock to our President (John N. Harris) for $5,000, or $.01 per share. Our common stock had no quoted market value on the date of the transaction.

From April 29, 2005 (date on inception) through the period ended June 30, 2006, the President and CFO, contributed management services to the Company for the periods presented. The time and effort was recorded in the accompanying financial statements based on the prevailing rates for such services, which equaled $25 per hour based on the level of service performed. The services are reported as contributed services with a corresponding credit to additional paid-in capital totaling $10,000 for the six months ended June 30, 2006, $10,000 for the period from April 29, 2005 (inception) through December 31, 2005, and $20,000 for the period from April 29, 2005 (inception) through June 30, 2006.


(3) SHAREHOLDERS' EQUITY

COMMON STOCK

We are currently conducting a private offering of our common stock. We are offering for sale to residents of such States and Countries as the offering may qualify under an offering exemption under Rule 506 of Regulation D or other applicable exemption or a subsequent registration, two million units at $0.50 per unit. Each unit consists of one share of common stock, one "A" warrant exercisable at $2.00 for up to three years and callable for redemption by the Company, and one "B" warrant exercisable at $5.00 for up to three years and callable for redemption by the Company. The offering is made in reliance upon an exemption from registration under the federal and state securities laws provided by Regulation D, Rule 506 of the Securities and Exchange Commission and such other applicable registrations, or exemptions from registration, for which the Units may be qualified. As of June 30, 2006, we have sold 430,000 units. Proceeds from the sale of the units, less offering costs of $12,695, totaled $202,305.

                              TOMBSTONE CARDS, INC.
                         (FORMERLY STACK THE DECK, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

During July and August 2005, we sold 500,000 shares of our common stock to a various investors for $5,000, or $.01 per share. Our common stock had no quoted market value on the date of the transaction. Proceeds from the sale of common stock, including sales to related parties, less offering costs of $3,000 were $12,000.


COMMON STOCK OPTIONS

On May 8, 2006, the Company granted two investors options to purchase an aggregate of 150,000 shares of our common stock at an exercise price of $0.55 per share. The options vest on August 29, 2006 and expire on August 29, 2009. Our common stock had no quoted market value on the grant date. The Company's Board of Directors estimated the fair value of the options at $.032 per share, or $4,800, of which $2,251 was recorded as stock-based compensation in the accompanying financial statements for the six months ended June 30, 2006.

The fair value of the options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate..........................................4.99%
Dividend yield...................................................0.00%
Volatility factor................................................5.00%
Weighted average expected life...................................3 years

Following is a schedule of changes in common stock options and warrants for the year ended December 31, 2005:


                                                                                                WEIGHTED       WEIGHTED
                                                                                                 AVERAGE        AVERAGE
                                                                                EXERCISE        EXERCISE       REMAINING
                                                  AWARDS OUTSTANDING             PRICE            PRICE       CONTRACTUAL
                                                TOTAL         EXERCISABLE      PER SHARE        PER SHARE        LIFE
----------------------------------------------------------------------------------------------------------------------------
Outstanding at
    April 29, 2005 (inception).............              -               -                 -           $ -        N/A
Granted....................................              -               -                 -           $ -        N/A
Exercised..................................              -               -                 -           $ -        N/A
Cancelled/Expired..........................              -               -                 -           $ -        N/A
Outstanding at December 31, 2005...........              -               -                 -           $ -        N/A

Granted....................................      1,010,000         860,000     $0.55 - $5.00        $ 3.06      3 years
Exercised..................................              -               -                 -           $ -        N/A
Cancelled/Expired..........................              -               -                 -           $ -        N/A
                                                ----------      ----------     -------------    -----------   --------------
Outstanding at June 30, 2006...............      1,010,000         860,000     $0.55 - $5.00        $.3.06      3 years
                                                ==========      ==========

Common stock awards consisted of the following options and warrants:

                              TOMBSTONE CARDS, INC.
                         (FORMERLY STACK THE DECK, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS


                                                                                                 TOTAL
    DESCRIPTION                                            OPTIONS           WARRANTS            AWARDS
------------------------------------------------        ---------------  -----------------   ---------------
Outstanding at April 29, 2005 (inception).......                      -                  -                 -
Granted.........................................                      -                  -                 -
Exercised.......................................                      -                  -                 -
Cancelled/Expired...............................                      -                  -                 -
Outstanding at December 31, 2005................                      -                  -                 -
Granted.........................................                150,000            860,000         1,010,000
Exercised.......................................                      -                  -                 -
Cancelled/Expired...............................                      -                  -                 -
                                                       ----------------  -----------------   ----------------
Outstanding at June 30, 2006....................                150,000            860,000         1,010,000
                                                       ================  =================   ================


(4) INCOME TAXES

A reconciliation of U.S. statutory federal income tax rate to the effective rate follows:

                                                                                    APRIL 29, 2005
                                                                 SIX MONTHS          (INCEPTION)
                                                                   ENDED               THROUGH
                                                                  JUNE 30,           DECEMBER 31,
                                                                    2006                 2005
                                                             -------------------  -------------------

U.S. statutory federal rate...........................                   15.00%               15.00%
State income tax rate.................................                    3.94%                3.94%
Permanent difference - Contibuted services............                   -6.60%              -10.38%
Net operating loss for which no tax
   benefit is currently available.....................                  -12.34%               -8.56%
                                                             -------------------  -------------------
                                                                          0.00%                0.00%
                                                             ===================  ===================

At June 30, 2006, deferred tax assets consisted of a net tax asset of $5,105 due to operating loss carryforwards of $26,957, which was fully allowed for, in the valuation allowance of $5,105. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the period from January 1, 2006 through June 30, 2006 totaled $3,542.

At December 31, 2005, deferred tax assets consisted of a net tax asset of $1,563 due to operating loss carryforwards of $8,252, which was fully allowed for, in the valuation allowance of $1,563. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the period from April 29, 2005 (inception) through December 31, 2005 totaled $1,563. The net operating loss carryforward expires through the year 2026.

The valuation allowance is evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

                             TOMBSTONE CARDS, INC.
                         (FORMERLY STACK THE DECK, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS



Should the Company undergo an ownership change as defined in Section 382 of the Internal Revenue Code, the Company's tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation, which could reduce or defer the utilization of these losses.



(5) CONCENTRATION OF CREDIT RISK

We have concentrated our credit risk for cash by maintaining deposits in financial institutions, which may at times, exceed the amounts covered by insurance provided by the United States Federal Deposit Insurance Corporation
(FDIC). The loss that would have resulted from that risk totaled $102,678 at June 30, 2006, for the excess of the deposit liabilities reported by the financial institution over the amount that would have been covered by federal insurance. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk to cash.


(6) SUBSEQUENT EVENTS - PRIVATE OFFERING OF COMMON STOCK

In connection with our private offering of common stock (see Note 3), during July 2006 we have sold 1,150,000 additional units resulting in proceeds of $575,000. Following the sale of these units, our common stock increased to 3,080,000 shares issued and outstanding.

                     [OUTSIDE BACK COVER PAGE OF PROSPECTUS]
                     DEALER PROSPECTUS DELIVERY REQUIREMENTS

Until ninety (90) days from the effective date of this registration statement, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Tombstone Cards, Inc. officers and directors are indemnified as provided by the Colorado Revised Statutes and the bylaws.

Under the Colorado Revised Statutes, director immunity from liability to a company or its Shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit the directors' immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its Shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that it will indemnify the directors to the fullest extent not prohibited by Colorado law; provided, however, that the company may modify the extent of such indemnification by individual contracts with the directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by the board of directors,
(c) is provided by us, in sole discretion, pursuant to the powers vested under Colorado law or (d) is required to be made pursuant to the bylaws.

Our bylaws provide that it will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the company, or is or was serving at the request of us as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise.

Our bylaws provide that no advance shall be made by it to an officer of the company except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Tombstone Cards, Inc. has expended, or will expend fees in relation to this registration statement as detailed below:

                    EXPENDITURE ITEM                                  AMOUNT
   -----------------------------------------------------------    --------------
   Attorney Fees                                                        $35,000
   Audit Fees                                                           $20,000
   Transfer Agent Fees                                                  $ 2,500
   SEC Registration and Blue Sky Registration fees (estimated)          $ 5,000
   Printing Costs and Miscellaneous Expenses (estimated)                $ 6,000
                                                                  --------------
         TOTAL                                                          $68,500


RECENT SALES OF UNREGISTERED SECURITIES

Tombstone Cards, Inc. has sold securities within the past three years without registering the securities under the Securities Act of 1933 as shown in the following table:

--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
NAME                        COMMON SHARES         "A" WARRANTS       "B" WARRANTS      "OTHER" WARRANTS   ($) PAID
                                                                                                          PER SHARE
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Neil A. Cox                              500,000                                                                 $.01
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
John N. Harris                           500,000                                                                 $.01
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
James C. McLennan                         25,000                                                                 $.01
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Dale Stonedahl                           110,000             60,000            60,000                            $.01
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
George W. Wanberg  and                    75,000             50,000            50,000                            $.01
Cynthia B. Wanberg
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Jolaine Roth                              25,000                                                                 $.01
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Mark S. Kachun                            25,000                                                                 $.01
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
James B. Sebastian                        25,000                                                                 $.01
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
William H. Reilly                         25,000                                                                 $.01
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Douglas F. Fleet                         200,000                                                                 $.01
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Barbara C.  Kurczodyna                    50,000                                                                 $.01
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
J.  Randall  Thrall                       50,000                                                                 $.01
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Gary Stonedahl                            20,000             20,000            20,000                            $.50
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Lee A. Milo TR UA                        100,000            100,000           100,000                            $.50
12052002, George Wanberg
TTEE
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Matthew Ray Frigm                         20,000             20,000            20,000                            $.50
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
William J. Clayton                        30,000             30,000            30,000                            $.50
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Richard C. Erickson                       50,000             50,000            50,000                            $.50
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Carmine Tirone                            30,000             30,000            30,000                            $.50
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Willie Gibson                             10,000             10,000            10,000                            $.50
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Leroy Padilla                             10,000             10,000            10,000                            $.50
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Nagle Family Trust                        50,000             50,000            50,000                            $.50
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------

                                       42

--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
David W. Lane                            100,000            100,000           100,000                            $.50
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Robert E. Maciorowski                    100,000            100,000           100,000                            $.50
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
James Scanlon                            200,000            200,000           200,000                            $.50
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Mike Scanlon                             200,000            200,000           200,000                            $.50
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Michael J. Keate                         200,000            200,000           200,000                            $.50
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Roland Rosenboom                         200,000            200,000           200,000                            $.50
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
James V. Bickford                        100,000            100,000           100,000                            $.50
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Lawrence M. Elman                         50,000             50,000            50,000                            $.50
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Richard Gardner                           10,000             10,000            10,000                            $.50
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Robert E. Dettle, Trustee                 50,000             50,000            50,000                            $.50
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
William H. & Gale S.                      10,000             10,000            10,000                            $.50
Kendall
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
William R. Talbert                        10,000             10,000            10,000                            $.50
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
John Gersman                              10,000             10,000            10,000                            $.50
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Dulcinea A. Hansard                       10,000             10,000            10,000                            $.50
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Steve E. Hatch                            50,000             50,000            50,000                            $.50
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
                       (1)     TOTAL = 1,300,000
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Capital Merchant Banc                                                                            600,000      $.00001
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Garden State Securities                                                                           60,000      $.00001
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------
Employee Stock Options                                                                           150,000        $.001
--------------------------- --------------------- ------------------ ----------------- ------------------ ------------

(1) Sum = 1,300,000; per F-11 1,150,000 additional units have sold since 6/30/06. Variance of 150,000.

EXHIBITS

         ------------ ---------------------------------------------------- ---------------------------
         NUMBER       DESCRIPTION
         3.1          Articles of Incorporation.                           Filed Herewith
         3.2          Articles of Amendment - Name Change                  Filed Herewith
         3.3          Bylaws of Tombstone Cards, Inc.                      Filed Herewith
         5            Opinion re: Legality                                 Filed Herewith
         10.1         "A" Warrant Form                                     Filed Herewith
         10.2         "B" Warrant Form                                     Filed Herewith
         10.3         Capital Merchant Banc Warrant Form                   Filed Herewith
         10.4         Employee Stock Warrant Form                          Filed Herewith
         10.5         William H. Reilly Warrant Form                       Filed Herewith
         10.6         Dale Stonedahl Warrant Form                          Filed Herewith
         10.7         Garden State Securities Warrant Form                 Filed Herewith
         10.8         Consulting  Agreement  with Capital  Merchant Banc,  Filed Herewith
                      LLC
         10.9         Garden State Securities Finder's Fee Agreement       Filed Herewith
         10.10        2006 Tombstone Cards, Inc. Option Plan               Filed Herewith
         23.1         Consent of Attorney                                  Filed Herewith
         23.2         Consent of Accountant                                Filed Herewith
         ------------ ---------------------------------------------------- ---------------------------

UNDERTAKINGS
Tombstone Cards, Inc. hereby undertakes the following:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons pursuant to the provisions above, or otherwise, our company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of the directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the directors, officers, or controlling persons in connection with the securities being registered, we will unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b) (1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longmont, Colorado, on October 20, 2006.

TOMBSTONE CARDS, INC.


/s/John N. Harris                                             October 20, 2006
----------------------------------------
John N. Harris
President


/s/Neil A. Cox                                                October 20, 2006
------------------------------------
Neil A. Cox
Chairman and Chief Financial Officer

/s/William H. Reilly                                          October 20, 2006
------------------------------------
William H. Reilly
Chief Operating Officer, Chief Technology Officer


In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.





/s/John N. Harris                                             October 20, 2006
----------------------------------------
John N. Harris, Director



/s/Neil A. Cox                                                October 20, 2006
------------------------------------
Neil A. Cox, Director


/s/William H. Reilly                                          October 20, 2006
------------------------------------
William H. Reilly, Director